UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

POST PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ONE RIVERSIDE 4401 NORTHSIDE PARKWAY, SUITE 800 ATLANTA, GEORGIA 30327-3057 404.846.5000 FAX 404.504.9388 WWW.POSTPROPERTIES.COM

April 5, 2010

Dear Shareholder:

We cordially invite you to attend the 2010 Annual Meeting of Shareholders of Post Properties, Inc. to be held on Wednesday, May 19, 2010, at 9:00 a.m. local time at our offices, One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, GA 30327.

The items of business are listed in the following Notice of Annual Meeting of Shareholders and are more fully addressed in the Proxy Statement.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to shareholders over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our Annual Meeting. On April 5, 2010, we began mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and annual report and how to vote over the Internet or how to request and return a proxy card by mail. Shareholders who previously made a request to receive a paper copy of the proxy materials were mailed the Proxy Statement, an annual report and proxy card, and shareholders who previously made a request to receive email delivery of the proxy materials were sent a proxy materials email with instructions on how to access our Proxy Statement and annual report and how to vote over the Internet. For information on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card you received to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend.

On behalf of your board of directors, thank you for your continued support of and interest in Post Properties, Inc.

Sincerely,

            Robert C. Goddard, III

            Chairman of the Board

ONE RIVERSIDE 4401 NORTHSIDE PARKWAY, SUITE 800 ATLANTA, GEORGIA 30327-3057 404.846.5000 FAX 404.504.9388 WWW.POSTPROPERTIES.COM

POST PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 19, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Post Properties, Inc. will be held at our offices, One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, GA 30327 on Wednesday, May 19, 2010, at 9:00 a.m. local time, for the following purposes:

(1) to elect the nine directors nominated by the board of directors and listed in this Proxy Statement for a one-year term,

(2) to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2010, and

(3) to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Only the holders of record of common stock of Post Properties, Inc. at the close of business on March 22, 2010 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment or postponement of the Annual Meeting. A list of shareholders as of the close of business on March 22, 2010 will be available at the Annual Meeting for examination by any shareholder, his agent or his attorney.

Your attention is directed to the Proxy Statement provided with this Notice.

By Order of the Board of Directors,

Sherry W. Cohen

Executive Vice President

and Corporate Secretary

Atlanta, Georgia

April 5, 2009

Your vote is important. Whether or not you expect to attend the Annual Meeting, please vote your shares over the Internet or, if you requested and received a paper copy of the proxy card by mail, by voting your shares over the Internet or by telephone or by signing and dating the proxy card and returning it in the envelope enclosed therewith, which does not require any postage if mailed in the United States. If you are a shareholder of record and you attend the Annual Meeting, you may revoke the proxy and vote your shares in person. If you are a beneficial owner and you have a legal proxy to vote your shares, you may vote in person at the Annual Meeting.

If you hold shares of common stock through a bank, broker or other nominee, your bank, broker or other nominee will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, your bank, broker or other nominee can only vote your shares on certain limited matters, but will not be able to vote your shares on other matters. It is important that you provide voting instructions because, beginning this year, banks, brokers and other nominees no longer have the authority to vote your shares for the election of directors without instructions from you.

Important Notice regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 19, 2010.

The Proxy Statement and Annual Report to security holders are available at www.edocumentview.com/ PPS2010.

i

POST PROPERTIES, INC.

One Riverside

4401 Northside Parkway, Suite 800

Atlanta, Georgia 30327-3057

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 19, 2010

GENERAL INFORMATION

The 2010 Annual Meeting of Shareholders (Annual Meeting) of Post Properties, Inc. (Post Properties or the Company) will be held on Wednesday, May 19, 2010, at the Company’s offices, One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, GA 30327, beginning promptly at 9:00 a.m. local time. The form of proxy provided herewith is solicited by our board of directors. We anticipate that a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and annual report and how to vote over the Internet or how to request and return a proxy card by mail will first be mailed to our holders on or about April 5, 2010. We anticipate that, for shareholders who previously made a request to receive a paper copy of the proxy materials, a paper copy of the Proxy Statement, annual report and proxy card, and for shareholders who previously made a request to receive email delivery of the proxy materials, a proxy materials email with instructions on how to access our Proxy Statement and annual report and how to vote over the Internet, will first be mailed or emailed on or about April 5, 2010.

Why is this Proxy Statement being made available?

Our board of directors has made this Proxy Statement available to you because you own shares of our common stock. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you vote over the Internet or (if you received a proxy card by mail) by telephone or by signing, dating and returning a proxy card, you appoint David P. Stockert and Sherry W. Cohen as your representatives at the Annual Meeting. Mr. Stockert and Ms. Cohen will vote your shares at the Annual Meeting as you have instructed them. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is a good idea to vote over the Internet or (if you received a proxy card by mail) by telephone or by signing, dating and returning your proxy card in advance of the Annual Meeting just in case your plans change.

If an issue comes up for vote at the Annual Meeting other than the proposals described in this Proxy Statement, Mr. Stockert and Ms. Cohen will vote your shares, under your proxy, at their discretion.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, we are permitted to furnish our proxy materials over the Internet to our shareholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the Proxy Statement and 2009 Annual Report to Shareholders over the Internet at www.edocumentview.com/PPS2010. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

What is the record date?

The record date is March 22, 2010. Only holders of record of common stock as of the close of business on this date will be entitled notice of and to vote at the Annual Meeting.

How many shares are outstanding?

As of the record date, we had 48,596,653 shares of common stock outstanding in addition to 173,586 outstanding partnership units in Post Apartment Homes, L.P. (Post Apartment Homes), which are exchangeable for shares of common stock on a one-for-one basis. Only shares of common stock outstanding as of the record date will be eligible to vote at the Annual Meeting. Each holder of common stock on the record date is entitled to one vote for each share of common stock held.

What am I voting on?

You are being asked to vote on the following:

•	the election of the nine directors nominated by the board and listed in this Proxy Statement for a one-year term, and

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2010.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to the matters being voted upon.

How do I vote?

If you are a registered shareholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•

over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card you received (if you have access to the Internet, we encourage you to vote in this manner),

•	by telephone through the number noted in the proxy card you received (if you received a proxy card),

•	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith, or

•	by attending the Annual Meeting and voting in person.

Please follow the directions in the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card you received carefully.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends on the voting processes of the broker, bank or other nominee. Street name holders may vote in person only if they have a legal proxy to vote their shares as described below.

In addition, if you hold shares through the Company’s 401(k) plan, your voting instructions (or any change to your voting instructions) must be received by 12:00 a.m., Eastern Time, on May 17, 2010 in order to allow the plan administrator to tabulate the vote for shares held in the 401(k) plan in accordance with the plan’s stock fund operating procedures.

What if I return my proxy card but do not provide voting instructions?

If you return a signed proxy card but do not provide voting instructions, your shares will be voted for the nine directors nominated by the board and listed in this Proxy Statement and for the ratification of the appointment of the independent registered public accountants.

Can all shareholders vote in person at the Annual Meeting?

We will pass out written ballots to anyone who wants to vote at the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you must bring with you a legal proxy from your broker, bank or other nominee authorizing you to vote such shares in order to vote in person at the Annual Meeting. Please note that if you request a legal proxy, any previously submitted proxy will be revoked and your shares will not be voted unless you attend the Annual Meeting and vote in person or appoint another proxy to vote on your behalf.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card?

It means that you have multiple accounts with the transfer agent and/or with a broker, bank or other nominee. You will need to vote separately with respect to each Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card you received. Please vote all of the shares you own.

What if I change my mind after I vote my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	voting again over the Internet or by telephone prior to 12:00 a.m., Eastern Time, on May 19, 2010,

•	signing and returning another proxy card with a later date,

•	voting in person at the Annual Meeting, or

•	giving written notice to the Corporate Secretary of Post Properties.

Please note that street name holders cannot vote in person at the Annual Meeting unless they have a legal proxy.

How many votes do you need to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, we must have a quorum, which means that a majority of our outstanding shares of common stock as of the record date must be present at the Annual Meeting. Your shares will be counted as present at the Annual Meeting if you:

•	vote over the Internet or by telephone,

•	properly submit a proxy card (even if you do not provide voting instructions), or

•	attend the Annual Meeting and vote in person.

Will my shares be voted if I do not vote over the Internet, vote by telephone, sign and return my proxy card or vote in person at the Annual Meeting?

If you are a registered shareholder, meaning that your shares are registered in your name, and you do not vote over the Internet, by telephone, by signing and returning your proxy card or by voting in person at the Annual Meeting, then your shares will not be voted and will not count in deciding the matters presented for consideration in this Proxy Statement.

If your shares are held in street name and you do not vote your shares, your broker, bank or other nominee may vote your shares on your behalf under certain circumstances.

On certain “routine” matters, including the ratification of the appointment of the independent registered public accountants described in this Proxy Statement, brokerage firms have authority under New York Stock Exchange (or NYSE) rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter.

On “non-routine” matters, including the election of directors described in this Proxy Statement, if the brokerage firm has not received instructions from the shareholder, the brokerage firm cannot vote the shares on that proposal. Accordingly, it is particularly important that you provide voting instructions to your brokerage firm, so that your shares may be voted in the election of directors.

When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the Annual Meeting.

How are votes counted?

For “Proposal 1 — Election of Directors,” you may vote for all nominees, withhold from all nominees or withhold from individual nominees. For “Proposal 2 — Ratification of the Appointment of the Independent Registered Public Accountants,” you may vote for, against or abstain from voting on the proposal.

What if I abstain from voting with respect to the ratification of the appointment of the independent registered public accountant?

You have the option to abstain from voting with respect to the ratification of the appointment of the independent registered public accountant. Abstentions with respect to the proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have no effect on the outcome of the vote on the proposal.

How many votes are needed to elect directors?

Directors are elected by a plurality vote. As a result, the nine director nominees receiving the highest number of for votes will be elected as directors. If you hold shares of common stock through a bank, broker or other nominee, your bank, broker or other nominee will vote your shares for you only if you provide instructions on how to vote the shares. In the absence of instructions, however, beginning this year, banks, brokers and other nominees no longer have the authority to vote your shares for the election of directors. Accordingly, it is particularly important that you provide voting instructions to your bank, broker or other nominee, so that your shares may be voted in the election of directors.

In 2006, we adopted a Policy on Majority Voting. The policy sets forth our procedures if a nominee is elected but receives a majority of withheld votes. In an uncontested election, any nominee for director who receives a greater number of votes withheld from his or her election than votes for such election is required, within five days, to tender his or her resignation. Our Nominating and Corporate Governance Committee is required to make a recommendation to the board of directors with respect to the resignation. The board of directors is required to take action with respect to this recommendation and to disclose its decision-making process. The policy is more fully described under the caption “Corporate Governance — Policy on Majority Voting.”

How many votes are needed to approve the proposal to ratify the appointment of the independent registered public accountants?

For the proposal to pass, the for votes cast at the Annual Meeting must exceed the against votes cast at the Annual Meeting.

What happens if a director nominee is unable to stand for election?

The board of directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies will be voted for the substitute nominee designated by the board of directors. Proxies cannot be voted for more than nine director nominees at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will publish the final results in a current report on Form 8-K within four business days of the Annual Meeting. We will file that report with the Securities and Exchange Commission (or SEC), and you can get a copy from:

•	our website at www.postproperties.com by clicking on the For Investors link, followed by the SEC Filings tab,

•	the SEC’s website at www.sec.gov,

•	the SEC at (800) SEC-0330, or

•	our Corporate Secretary at Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057.

Who will pay for the costs of soliciting proxies?

We will bear the costs of soliciting proxies. In an effort to have as large a representation at the Annual Meeting as possible, one or more of our employees, in certain instances, may personally make special solicitations of proxies either by telephone or mail. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials or sending a Notice of Internet Availability of Proxy Materials to the beneficial owners of our common stock. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mail, by telephone or by personal calls. The anticipated cost of the services of Innisfree M&A Incorporated is $8,500 plus expenses.

How can I obtain a copy of the 2009 Annual Report to Shareholders and the Annual Report on Form 10-K for the year ended December 31, 2009?

Our Annual Report to Shareholders for the year ended December 31, 2009, which includes our Annual Report on Form 10-K for the year ended December 31, 2009, is available at www.edocumentview.com/PPS2010, and if you received a printed copy of this Proxy Statement, accompanies this Proxy Statement. However, the annual report forms no part of the material for the solicitation of proxies.

This report may also be accessed through our website at www.postproperties.com by clicking on the For Investors link, followed by the Financial Reports tab. In addition, our Annual Report on Form 10-K for the year ended December 31, 2009, is available from the SEC’s website at www.sec.gov. At the written request of any shareholder who owns common stock as of the close of business on the record date, we will provide, without charge, paper copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by eligible shareholders, we will provide copies of the exhibits for a reasonable fee. You can request copies of our Annual Report on Form 10-K by following the instructions on the Notice of Internet Availability of Proxy Materials or by mailing a written request to:

Post Properties, Inc.

One Riverside

4401 Northside Parkway, Suite 800

Atlanta, Georgia 30327-3057

Attention: Corporate Secretary

How do I obtain directions to attend the Annual Meeting and vote in person?

Directions to the Annual Meeting are located at www.edocumentview.com/PPS2010.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our bylaws provide that at least three and no more than fifteen directors shall constitute the full board of directors. Currently, our board of directors consists of nine members. The term of each of Robert C. Goddard, III, Douglas Crocker II, David P. Stockert, Herschel M. Bloom, Walter M. Deriso, Jr., Russell R. French, Dale Anne Reiss, Stella F. Thayer and Ronald de Waal expires at the 2010 Annual Meeting and until his or her respective successor is elected and qualified.

Upon the recommendation of our independent Nominating and Corporate Governance Committee, the board of directors has nominated incumbent directors Robert C. Goddard, III, Douglas Crocker II, David P. Stockert, Herschel M. Bloom, Walter M. Deriso, Jr., Russell R. French, Dale Anne Reiss, Stella F. Thayer and Ronald de Waal to stand for re-election at the Annual Meeting and to hold office until our 2011 Annual Meeting of Shareholders and until his or her successor is elected and qualified.

Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and the board of directors in determining that the nominee should serve as a director appears below. For additional information about how we identify and evaluate nominees for director, see “Selection of Director Nominees” below.

Nominees for Election

Robert C. Goddard, III has been a director of Post Properties since May 2002 and Chairman of the Board since February 2003. Since July 2000, Mr. Goddard has been Chairman and Chief Executive Officer of Goddard Investment Group, LLC, a commercial real estate investment firm focusing in the Atlanta, Dallas, Houston, Denver and Miami markets. From 1988 to December 2000, Mr. Goddard served as Chairman and Chief Executive Officer of the NAI/Brannen Goddard Company, a real estate firm. He is currently a member of the Board of Trustees of Emory University. Mr. Goddard is 55 years old.

We believe that Mr. Goddard’s experience of over 30 years in the real estate industry, knowledge of our core markets, and experience as Chairman and Chief Executive Officer of other significant real estate businesses qualify him to serve as a director and Chairman of our Board.

Douglas Crocker II has been a director of Post Properties since May 2004 and Vice Chairman of the Board since August 2008. Mr. Crocker has been the Chairman and Chief Investment Officer of Transwestern Multifamily Partners since 2006. Since 2003, Mr. Crocker has been a partner of DC Partners LLC. From 1993 until 2002, Mr. Crocker served as Trustee, President and Chief Executive Officer of Equity Residential Properties Trust, a real estate investment trust focusing on apartment communities. He served as Vice Chairman of the Board of Trustees of Equity Residential from January 2003 through May 2003. Mr. Crocker also is a director of Ventas, Inc., Cypress Sharpridge Investments, Inc. and Acadia Realty Trust and was a director of Prime Group Realty Trust, Wellsford Real Properties, Inc., REIS, Inc. and Reckson Associates Realty Group within the last five years. Mr. Crocker is 69 years old.

We believe that Mr. Crocker’s experience in the real estate industry, service as President and Chief Executive Officer of a large, publicly traded multi-family real estate investment trust, and service as a director of other public real estate companies, qualify him to serve as a director and as Vice Chairman of our Board.

David P. Stockert has been a director of Post Properties since May 2002. Since July 2002, Mr. Stockert has been President and Chief Executive Officer of Post Properties. From January 2001 to June 2002, Mr. Stockert served as Post Properties’ President and Chief Operating Officer. From July 1999 to October 2000, Mr. Stockert was Executive Vice President of Duke Realty Corporation, a publicly traded real estate company. From June 1995 to July 1999, Mr. Stockert was Senior Vice President and Chief Financial Officer of Weeks Corporation, also a publicly traded real estate company that was a predecessor by merger to Duke Realty Corporation. Mr. Stockert is 47 years old.

We believe that Mr. Stockert’s 20 year real estate career, including his experience as a senior officer with public real estate companies and his service as our Chief Executive Officer, qualifies him to serve as a director.

Herschel M. Bloom has been a director of Post Properties since May 1994. Mr. Bloom is a retired partner from the law firm of King & Spalding LLP. Mr. Bloom’s practice was focused on corporate, partnership and real estate tax matters. Mr. Bloom was a partner with King & Spalding LLP for over 33 years until his retirement in April 2008. From 1986 to 2006, Mr. Bloom also served as a director of Russell Corporation. Mr. Bloom is 67 years old.

We believe Mr. Bloom’s extensive experience as a practicing tax lawyer counseling real estate concerns and public REITs and service on other public company boards qualify him to serve as a director.

Walter M. Deriso, Jr. has been a director of Post Properties since May 2004. Mr. Deriso currently serves as Chairman of the Board of Atlantic Capital Bancshares, Inc. and of its subsidiary, Atlantic Capital Bank, a commercial banking and financial services company, and has held these positions since August 2006. From 1997 to February 2005, Mr. Deriso served as Vice Chairman of Synovus Financial Corp., a diversified financial services company. Mr. Deriso held various offices with Security Bank and Trust Company of Albany, a subsidiary of Synovus, beginning in 1991 and served as Chairman of the Board from 1997 to 2006. Mr. Deriso was a practicing attorney with the firm of Divine, Wilkin, Deriso, Raulerson & Fields from 1972 to 1991. In addition, Mr. Deriso has served on the boards of numerous organizations, including as Chairman of the Georgia Bankers Association, Chairman of the Program Management Team of the Georgia Rail Passenger Program and a member of the Board of Visitors of Emory University. He is currently a member of the Board of Trustees of Emory University, Chairman of the Board of the Georgia Regional Transportation Authority and a member of the board of directors of the Georgia Chamber of Commerce. Mr. Deriso is 63 years old.

We believe Mr. Deriso’s leadership background, roles with companies in the financial services sector, including his service on a public company board, his experience in finance, business operations and in evaluating real estate assets, and his experience as a practicing attorney, qualify him to serve as a director.

Russell R. French has been a director of Post Properties since July 1993. He is currently a special limited partner of Moseley & Co. VI, LLC and has held this position since 2007. Mr. French is a retired venture capitalist and was previously a member of Moseley & Co. III and a partner of Moseley & Co. II, positions he had held for more than the past five years. In addition, Mr. French has been a member of MKFJ-IV, LLC since 1998 and a member of Moseley & Co. V, LLC since 2000. Each of Moseley & Co. III, MKFJ-IV, LLC and Moseley & Co. V, LLC is the general partner of a venture capital fund. In addition, Mr. French is a member of the Board of Trustees of Emory University and a former member of the board of directors of the Georgia Tech/Emory Biomedical Engineering Department. Mr. French is also a director of the Georgia Research Alliance. Mr. French is 64 years old.

We believe his experience in evaluating and understanding businesses across a range of industries and his financial background qualify him to serve as a director. We also value Mr. French’s contributions as one of the audit committee financial experts on our board.

Dale Anne Reiss has been a director of Post Properties since October 2008. Ms. Reiss is currently a Senior Consultant of the Global Real Estate Center of Ernst & Young LLP. Ms. Reiss is also currently the Managing Director of Artemis Advisors LLC. Ms. Reiss retired in 2008 as the Global Director of Real Estate, Hospitality and Construction Services for Ernst & Young LLP. From 1995 through 2008, Ms. Reiss was a senior partner at Ernst & Young LLP. She also held the position of managing partner at its predecessor, Kenneth Leventhal & Company, from 1985 through its merger with Ernst & Young in 1995. Previously, she was Senior Financial Officer for Urban Investment and Development Company, a real estate investment and development company, from 1980 to 1985. Ms. Reiss is also a director of iStar Financial Incorporated, a commercial real estate finance company. Ms. Reiss is 62 years old.

We believe that Ms. Reiss’ many years of experience in the real estate industry, significant public company finance and accounting background, and service as a director of other public real estate companies qualify her to serve as a director. We also value Ms. Reiss’ contributions as one of the audit committee financial experts on our board.

Stella F. Thayer has been a director of Post Properties since September 2005. Ms. Thayer is currently, and has been for more than the past five years, an attorney and shareholder of the law firm of Macfarlane Ferguson & McMullen. She is also the President, Treasurer and a director of Tampa Bay Downs, Inc., an American thoroughbred horse racing facility. From June 1992 through May 1997, Ms. Thayer served as the Chairman of the Board of Reflectone, Inc., a public company that focused on flight simulators and training applications for the U.S. Government, commercial and international customers and the entertainment industry prior to the company’s sale to British Aerospace. In addition, among Ms. Thayer’s many civic and governmental activities, she is the past Chairman of the Board of Trustees of the Tampa General Hospital Foundation, a member of the Board of Trustees of the University of South Florida Foundation, a member of the Board of Advisors of Columbia Law School, former Chairman of the Hillsborough County Aviation Authority, the governing board of Tampa International Airport, and the former Chairman of the Hillsborough County Hospital Authority. Ms. Thayer is 69 years old.

We believe Ms. Thayer’s experience as a practicing lawyer, her business background (including service as the Chairman of the Board of a public company and as President of a business enterprise), and her longstanding involvement in civic and charitable leadership roles in the community qualify her to serve as a director.

Ronald de Waal has been a director of Post Properties since May 2000. Mr. de Waal is Chairman of the Board of WE International b.v., a Netherlands corporation, that operates fashion specialty stores in Belgium, the Netherlands, Switzerland, Germany and France, and has held this position since 1983. Mr. de Waal is also Chairman of Ronus Inc., an Atlanta-based real estate company which develops and manages mixed-use real estate properties. Mr. de Waal is also a director of Saks Incorporated and was a director of The Body Shop International plc (England) within the last five years. Mr. de Waal is 58 years old.

We believe Mr. de Waal’s experience as Chairman of the Board of a large, global business enterprise, knowledge of the real estate industry and service on other public company boards, including as Chairman of an Atlanta-based real estate company, qualify him to serve as a director.

The board of directors recommends a vote FOR the nine directors nominated by the board and listed in this Proxy Statement.

CORPORATE GOVERNANCE

Committees of the Board of Directors

Audit Committee.    The Audit Committee currently consists of Messrs. Deriso and French and Mss. Reiss and Thayer. The board of directors has determined that Mr. French, the current committee chair, and Ms. Reiss qualify as “audit committee financial experts” within the meaning of SEC rules and regulations. All committee members are independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines. During 2009, the committee held 11 meetings. The committee chair also held other meetings with management and/or our independent registered public accounting firm during the year.

The Audit Committee is responsible for, among other things:

•	directly appointing, retaining, evaluating, compensating and terminating our independent registered public accounting firm,

•	discussing with our independent registered public accounting firm their independence from management,

•	reviewing with our independent registered public accounting firm the scope and results of their audit,

•	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm,

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC,

•	reviewing and monitoring our accounting principles, accounting policies and financial and accounting controls,

•	overseeing our internal auditors and coordinating their audit efforts with our independent registered public accounting firm, and

•	reviewing policies with respect to risk and fraud assessment and risk and fraud management.

Executive Compensation and Management Development Committee.    The Executive Compensation and Management Development Committee currently consists of Messrs. Deriso and French and Ms. Thayer. Ms. Thayer currently serves as chair. All committee members are independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines. During 2009, the committee held seven meetings.

The Executive Compensation and Management Development Committee is responsible for, among other things:

•	annually reviewing and approving our goals and objectives for executive compensation,

•

annually reviewing and approving for the Chief Executive Officer and the other senior executives (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) special or supplemental benefits or perquisites (if any),

•	annually approving actual annual cash incentive plan payouts and long-term equity incentive grants,

•	reviewing and approving employment agreements, severance arrangements and change of control agreements for the senior executive officers, as appropriate,

•	making recommendations and reports to the board of directors concerning matters of executive compensation,

•	administering our executive incentive plans,

•	making recommendations to the board of directors concerning matters of director compensation,

•	reviewing compensation plans, programs and policies, and

•	reviewing incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking.

See Compensation Discussion and Analysis for a description of the processes and procedures of the Executive Compensation and Management Development Committee and for additional information regarding the Executive Compensation and Management Development Committee’s role and management’s role in determining compensation for executive officers and directors.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Messrs. Crocker, Deriso and Goddard and Ms. Reiss. Mr. Deriso currently serves as chair. All committee members are independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines. During 2009, the committee held four meetings.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	seeking potential candidates to be considered for election to the board of directors,

•	recommending potential candidates for election to the board of directors,

•	reviewing corporate governance matters, and

•	making recommendations to the board of directors concerning the structure and membership of board committees.

Strategic Planning and Investment Committee.    The Strategic Planning and Investment Committee currently consists of Messrs. Bloom, Crocker, Goddard and de Waal. Mr. Crocker currently serves as chair. During 2009, the committee held four meetings.

The Strategic Planning and Investment Committee is responsible for, among other things:

•	developing a multi-year strategic business plan with our Chief Executive Officer and other executive officers and reviewing such plan annually,

•	evaluating and overseeing financial strategy, development, dispositions, acquisitions and certain investments on behalf of the Company,

•	considering the risks that may result from changes in the Company’s corporate strategy and the risks associated with specific transactions, and

•	reviewing and recommending to the board of directors approval of certain types of transactions on behalf of the Company and its subsidiaries.

In accordance with our Corporate Governance Guidelines, our Chairman annually reviews committee chairs and membership and recommends any changes to the Nominating and Corporate Governance Committee, which will in turn conduct its own review and recommend any changes to the full board of directors.

Committee Charters and Corporate Governance Guidelines

The charters of each of the Audit Committee, the Executive Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Strategic Planning and Investment Committee and our Corporate Governance Guidelines may be accessed on our website at www.postproperties.com by clicking on the For Investors link, followed by the Corporate Governance tab, and are available in print upon request from our Corporate Secretary.

Codes of Business Conduct and Ethics

We have a Code of Business Conduct, which is applicable to all directors and employees, including our executive and financial officers. There is a separate Code of Ethics for Senior Executive and Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and persons performing similar functions. The Code of Business Conduct and the Code of Ethics are available on our website at www.postproperties.com by clicking on the For Investors link, followed by the Corporate Governance tab, and are available in print upon request from our Corporate Secretary. Any amendments to, or waivers of, the Code of Business Conduct or the Code of Ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Selection of Director Nominees

General Criteria and Process

It is the Nominating and Corporate Governance Committee’s responsibility to review and recommend to the board of directors nominees for director and to identify one or more candidates to fill any vacancies that may occur on the board of directors. However, the board of directors expects the Nominating and Corporate Governance Committee will consider the views of the Chairman, Vice Chairman and Chief Executive Officer in making appointments to the board of directors. As expressed in our Corporate Governance Guidelines, we do not set specific criteria for directors, but we believe that candidates should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. In light of our focus in the multifamily industry, when evaluating each candidate’s experience, the

Nominating and Corporate Governance Committee considers real estate industry expertise. Although we have not adopted a formal policy with respect to diversity, our Corporate Governance Guidelines also provide that the membership of the board of directors should reflect a diversity of experiences, gender, ethnicity and age. Under the charter of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee is responsible for determining desired board skills and attributes, including those described in the Corporate Governance Guidelines.

For each of the nominees to the board of directors, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director.

The Nominating and Corporate Governance Committee also believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the board of directors for an extended period of time. Our Corporate Governance Guidelines prohibit a director from serving on more than a total of six public company boards (including the board of the Company) at any one time.

The Nominating and Corporate Governance Committee may use a variety of sources to identify new candidates. New candidates may be identified through recommendations from independent directors or management, third-party search firms, discussions with others in the real estate industry who may know of suitable candidates, and shareholder recommendations. The Nominating and Corporate Governance Committee typically evaluates each prospective candidate’s background and qualifications. In addition, one or more committee members or the other board members interviews each prospective candidate. After completing the evaluation, prospective candidates are recommended to the full board by the Nominating and Corporate Governance Committee, with the full board selecting the candidates to be nominated for election by the shareholders or to be elected by the board to fill a vacancy.

Shareholder Recommendation of Nominees

We have not adopted a specific policy regarding the consideration of director nominees recommended to our Nominating and Corporate Governance Committee by shareholders. Shareholders who wish to recommend nominees for consideration by the committee may submit their nominations in writing to our Corporate Secretary at the address provided in this Proxy Statement. The committee may consider these shareholder recommendations when it evaluates and recommends nominees to the board of directors for submission to the shareholders at each annual meeting. For additional important information regarding shareholder nominations of directors and shareholder proposals, please see the “Other Matters” section of this Proxy Statement.

Policy on Majority Voting

In 2006, we adopted a policy on majority voting in the election of directors. Pursuant to this policy, in an uncontested election of directors, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will, within five days following the certification of the shareholder vote, tender his or her written resignation to the chairman of the board for consideration by the Nominating and Corporate Governance Committee. The Nominating and

Corporate Governance Committee will consider the resignation and, within 45 days following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the board of directors concerning the acceptance or rejection of the resignation.

In determining its recommendation to the board of directors, the Nominating and Corporate Governance Committee will consider all factors deemed relevant, including:

•	the stated reason or reasons why shareholders who cast withhold votes for the director did so,

•

the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the board of directors as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity), and

•	whether the director’s resignation from the board of directors would be in the Company’s best interests and the best interests of our shareholders.

The Nominating and Corporate Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as the members of the Nominating and Corporate Governance Committee deem appropriate, including:

•	acceptance of the resignation,

•	rejection of the resignation, or

•

rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Corporate Governance Committee to have substantially resulted in the withheld votes.

Under the policy, the board of directors will take formal action on the recommendation no later than 75 days following the date of the shareholders’ meeting. In considering the recommendation, the board of directors will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and any additional information, factors and alternatives as the board of directors deems relevant. We will publicly disclose, in a Form 8-K filed with the SEC, the board of directors’ decision within four business days after the decision is made. The board of directors will also provide a full explanation of the process by which the decision was made and, if applicable, the board of directors’ reason or reasons for rejecting the tendered resignation.

Director Independence

As part of our Corporate Governance Guidelines, we have established director independence standards which are set forth in our Corporate Governance Guidelines, which may be accessed on our website at www.postproperties.com by clicking on the For Investors link, followed by the Corporate Governance tab. Our director independence standards meet or exceed the requirements of SEC rules and regulations and the NYSE listing standards.

As required by the Corporate Governance Guidelines, the board of directors reviewed and analyzed the independence of each director and director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the board of directors and its committees. During this review, the board of directors examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships.

As a result of this review, the board of directors affirmatively determined that the following directors and nominees are independent for purposes of serving on the board of directors and meet the requirements set forth in our director independence standards: Messrs. Goddard, Crocker, Bloom, Deriso, French and de Waal and Mss. Reiss and Thayer. The board of directors had previously affirmatively determined that Mr. David R. Schwartz, a former director who served on the board during part of 2009, was independent. The board of directors further determined that all current members of the Audit Committee, Executive Compensation and Management Development Committee and Nominating and Corporate Governance Committee are independent and previously determined that all members of these committees during 2009 were independent. Mr. Stockert is not considered independent because he is an executive officer of the Company.

Board Leadership Structure and Role in Risk Oversight

Mr. Goddard has served as the Chairman of our board of directors since May 2002. Our Corporate Governance Guidelines provide that the Chairman will be an independent director under our director independence standards and NYSE listing standards. The Chairman is elected by the other members of the board. Our Chairman provides leadership to ensure that the board functions in an independent, cohesive fashion.

Mr. Crocker has served as Vice Chairman of our board of directors since August 2008. Our Corporate Governance Guidelines require any Vice Chairman to be a non-management director. The Vice Chairman is elected by the other members of the board of directors. In his roles as Vice Chairman of our board of directors and Chairman of the Strategic Planning and Investment Committee, we believe Mr. Crocker provides additional independent leadership and additional insight into the multifamily industry.

We believe it is beneficial to have a non-executive Chairman and Vice Chairman who are responsible for leading the board. We also believe our President and Chief Executive Officer should be principally responsible for running the Company. Under our Corporate Governance Guidelines and our bylaws, our non-executive Chairman:

•	provides leadership to the board and facilitates communication between, and information flow to, the directors;

•	presides at board meetings, executive sessions and shareholder meetings;

•	sees that all orders, resolutions and policies adopted or established by the board are carried into effect;

•	reviews and recommends any changes to committee chairs and membership to the Nominating and Corporate Governance Committee; and

•	meets with shareholders and other constituencies from time-to-time.

Our Chairman also has access to management and financial and other information as he deems appropriate from time-to-time to assist him and the board in discharging their responsibilities. Under our Corporate Governance Guidelines, our Chairman, Vice Chairman and Chief Executive Officer set agendas for meetings of the board and jointly recommend new director candidates or changes in board membership to the Nominating and Corporate Governance Committee. In addition, the Vice Chairman chairs any executive sessions of the board in the absence of the Chairman.

Our board has eight independent members and only one non-independent member, our Chief Executive Officer. We have four standing board committees, including our Strategic Planning and Investment Committee, comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the board by our non-executive Chairman and Vice Chairman, benefits our Company and our shareholders.

Under our Corporate Governance Guidelines, our board of directors provides oversight of the Company’s risk management processes. Pursuant to the Corporate Governance Guidelines and the Charter of our Audit Committee, the Audit Committee is primarily responsible for reviewing policies with respect to risk and fraud assessment and risk and fraud management and meeting periodically with management to review the results of risk and fraud assessments conducted by management. The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. In addition, our director of internal audit provides an enterprise risk management assessment to our Audit Committee on an annual basis. The Audit Committee also reports regularly on these matters to the full board of directors, which the board considers in assessing the Company’s risk profile. Each of our board committees also considers the risks within its area of responsibilities. For example, in accordance with its Charter, our Executive Compensation and Management Development Committee reviews the Company’s incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and periodically considers the relationship between risk management and incentive compensation. Further, our Strategic Planning and Investment Committee is charged with considering the risks that may result from changes in our corporate strategy and considering the risks associated with specific transactions in determining whether to recommend a particular transaction to the full board of directors. We believe that the leadership structure of our board supports its effective oversight of the Company’s risk management.

Meetings of the Board of Directors

During 2009, our board of directors held six meetings. All directors attended 75% of the aggregate of all board of directors and committee meetings on which he or she served in 2009. Directors are encouraged, but not required, to attend the annual shareholders meeting. Nine of ten directors who were directors at the time of the 2009 annual shareholders meeting attended the meeting.

Executive Sessions of Non-Management Directors

Pursuant to the Corporate Governance Guidelines, Robert C. Goddard, III, our non-executive Chairman of the board, presides at regularly scheduled executive sessions of our non-management directors, and in the event of Mr. Goddard’s absence, Douglas Crocker II, our non-executive Vice Chairman of the board is empowered to preside.

Director Compensation

We pay our non-employee directors fees for their services as directors. For the year ended December 31, 2009, our non-employee directors were entitled to receive:

•	an annual retainer of $25,000,

•	a board of directors meeting attendance fee of $1,500 per meeting,

•	a committee meeting attendance fee of $1,000 per meeting (other than “chair-only” meetings),

•	an additional annual retainer for the Audit Committee chair of $20,000,

•

an additional annual retainer of $7,500 for the chairs of the Executive Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Strategic Planning and Investment Committee, and

•

an annual grant of the number of shares of restricted stock equal to $60,000 divided by the closing price of the common stock on the NYSE on December 31 to each non-employee director who is serving on the board of directors on December 31 of such year, with the shares vesting one-third each year over a three-year period beginning on the first anniversary of the grant date.

In lieu of the foregoing, the non-executive chairman is entitled to an annual retainer of $100,000 and consideration for target annual grants of (1) options to purchase shares of common stock with a grant date fair value of $200,000 and (2) shares of restricted stock with a grant date fair value of $200,000. The stock options and restricted stock vest one-third each year over a three-year period beginning on the first anniversary of the grant date. Mr. Goddard, the Company’s non-executive chairman, irrevocably waived all of his compensation for service in 2009 and 2010, including any right to receive an annual retainer of $100,000 as well as any right to receive any stock options or restricted stock awards for service in 2009 and 2010.

In general, equity awards to non-employee directors vest in connection with a change of control or upon reaching the mandatory retirement age of 72.

2009 Director Compensation Table

The following table sets forth information concerning the fiscal 2009 compensation of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Hershel M. Bloom	35,000	59,996	94,996
Douglas Crocker II	44,500	59,996	104,496
Walter M. Deriso, Jr.	60,500	59,996	120,496
Russell R. French	69,000	59,996	128,996
Robert C. Goddard, III	—	—	—
Dale Anne Reiss	46,000	59,996	105,996
David R. Schwartz(3)	39,500	—	39,500
Stella F. Thayer	54,500	59,996	114,496
Ronald de Waal	34,000	59,996	93,996

(1)	Non-employee directors may elect to defer all or a part of their retainer and meeting fees under our Deferred Compensation Plan. Under the plan, we issue a number of shares equal in value to the fees deferred by the non-employee directors into a rabbi trust organized in connection with the plan. Directors have the right to vote the shares held in the rabbi trust. Ms. Thayer and Mr. de Waal were the only directors that elected to defer a part of their retainer and meeting fees under our Deferred Compensation Plan in 2009. The fees of Ms. Thayer and Mr. de Waal were deferred in the following number of shares for each director:

Name	Number of Shares
Stella F. Thayer	3,721
Ronald de Waal	2,307

(2)	On December 31, 2009, we granted each non-employee director (other than Mr. Goddard) 3,061 shares of restricted stock. The amount shown in the table represents the grant date fair value of the restricted stock granted in 2009, computed in accordance with FASB ASC Topic 718. See Note 9 to the consolidated financial statements in the Form 10-K filed on March 1, 2010 for information about the assumptions used to value these awards. These shares of restricted stock will vest one-third each year over a three year period, commencing December 31, 2010. Dividends are paid on all shares of restricted stock.

(3)	Mr. Schwartz resigned from our Board of Directors on December 10, 2009.

The number of outstanding stock options and shares of restricted stock held as of December 31, 2009 by each individual who served as one of our non-employee directors during 2009 is summarized in the table below.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Outstanding Shares of Restricted Stock (#)
Herschel M. Bloom	19,000	—	6,055
Douglas Crocker II	10,000	—	6,055
Walter M. Deriso, Jr.	10,000	—	6,055
Russell R. French	19,000	—	6,055
Robert C. Goddard, III	268,783	9,230	5,579
Dale Anne Reiss	—	—	5,485
David R. Schwartz	—	—	—
Stella F. Thayer	7,500	—	6,055
Ronald de Waal	16,226	—	6,055

All directors may make contributions and purchase shares under our employee stock purchase plan. Messrs. Bloom, Crocker, Deriso, French, Goddard and Schwartz and Mss. Reiss and Thayer participated in our employee stock purchase plan in 2009.

Our non-employee directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending board meetings and director education programs.

Mandatory Retirement for Directors

In accordance with our Corporate Governance Guidelines, no director may stand for election or re-election after the director’s 72nd birthday.

Communications with the Board of Directors

The board of directors has adopted a policy and process to facilitate communications with the board of directors as a group, our non-executive chairman of the board and our non-management directors as a group. Shareholders and interested parties who wish to communicate directly with the members of the board of directors may do so by writing to Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057, Attn: Corporate Secretary, or by sending electronic mail to directors@postproperties.com. The Corporate Secretary will forward all such communications to directors.

COMMON STOCK OWNERSHIP BY MANAGEMENT

AND PRINCIPAL SHAREHOLDERS

Except as otherwise indicated, the following table sets forth the beneficial ownership of shares of common stock as of February 15, 2010 for:

•	our directors,

•

our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers calculated in accordance with SEC rules and regulations (collectively the Named Executive Officers), and

•	our directors and executive officers as a group.

The table below also sets forth the beneficial ownership of shares of common stock for each shareholder that holds more than a 5% interest in our outstanding common stock.

Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power.

Name of Beneficial Owner(1)	Number of Shares Owned		Number of Exercisable Options(2)	Total	Percent of Class(3)
Directors and Executive Officers:
Herschel M. Bloom	29,800	(4)	19,000	48,800	*
Douglas Crocker II	35,653	(5)	10,000	45,653	*
Walter M. Deriso, Jr.	39,126	(6)	10,000	49,126	*
Russell R. French	50,176	(7)	19,000	69,176	*
Robert C. Goddard, III	307,055	(8)	278,013	585,068	1.2%
Dale Anne Reiss	8,690		—	8,690	*
Stella F. Thayer	38,192	(9)	7,500	45,692	*
Ronald de Waal	162,109	(10)	16,226	178,335	*
David P. Stockert	170,649	(11)	597,736	768,385	1.6%
Christopher J. Papa	62,908	(12)	124,357	187,265	*
Thomas L. Wilkes	62,147		262,690	324,837	*
Sherry W. Cohen	41,603	(13)	128,977	170,580	*
Charles A. Konas	11,066	(14)	9,656	20,722	*
All directors and executive officers as a group (15 persons)	1,049,153		1,536,523	2,585,676	5.2%

Name of Beneficial Owner(1)	Number of Shares Owned	Number of Exercisable Options(2)	Total	Percent of Class(3)
Five Percent Shareholders:
Cohen & Steers, Inc.(15)	5,777,630	—	5,777,630	11.9%
High Rise Capital Advisors, L.L.C. and related entities and individuals(16)	4,518,645	—	4,518,645	9.3%
The Vanguard Group, Inc.(17)	4,509,969	—	4,509,969	9.3%
BlackRock, Inc.(18).	4,490,436	—	4,490,436	9.2%
Morgan Stanley and related entities(19)	4,304,080	—	4,304,080	8.9%
Heitman Real Estate Securities LLC(20)	3,087,567	—	3,087,567	6.4%
Nomura Asset Management Co. Ltd(21).	2,454,239	—	2,454,239	5.1%

*	Less than 1%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Includes options that become exercisable on or before April 16, 2010.

(3)	Based on an aggregate of 48,596,079 shares issued and outstanding as of February 15, 2010. Assumes that all options beneficially owned by the person are exercised for shares of common stock. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised for shares of common stock.

(4)	Includes 4,457 shares held in the Deferred Compensation Plan.

(5)	Includes 7,592 shares held in the Deferred Compensation Plan. Also includes 650 shares beneficially owned indirectly through a supplemental retirement plan.

(6)	Includes 8,120 shares held in the Deferred Compensation Plan. Of shares reported, 6,683 are held in a margin account.

(7)	Includes 21,345 shares held in the Deferred Compensation Plan. Of shares reported, 5,615 have been pledged.

(8)	Includes 22,730 shares held in the Deferred Compensation Plan. Of shares reported, 7,000 are held through GIG REIT Fund #1 and 12,000 are held through the Goddard Foundation, in which Mr. Goddard has no pecuniary interest.

(9)	Includes 8,895 shares held in the Deferred Compensation Plan.

(10)	Includes 14,334 shares held in the Deferred Compensation Plan. Also includes 112,700 shares deemed beneficially owned by Mr. de Waal through his control of certain corporations.

(11)	Includes 1,238 shares held in the Company’s 401(k) plan.

(12)	Includes 725 shares held in the Company’s 401(k) plan.

(13)	Includes 1,738 shares held in the Company’s 401(k) plan. Also includes 400 shares held by Ms. Cohen’s spouse.

(14)	Includes 556 shares held in the Company’s 401(k) plan.

(15)

As of December 31, 2009. Based solely upon information provided in a Schedule 13G filed with the SEC on February 10, 2010. Represents shares of common stock owned by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. The business address for Cohen & Steers Inc. and Cohen Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York. The business address for Cohen & Steers Europe S.A. is Chausee de la Hulpe 116, 1170 Brussels, Belgium.

Beneficial Owner	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Cohen & Steers, Inc.	4,506,234	—	5,777,636	—
Cohen & Steers Capital Management, Inc.	4,379,821	—	5,572,183	—
Cohen & Steers Europe S.A.	126,413	—	205,453	—

(16)

As of December 31, 2009. Based solely upon information provided in a Schedule 13G/A filed with the SEC on February 12, 2010. Represents shares of common stock owned by High Rise Partners II, L.P., High Rise Partners II(a), L.P., High Rise Institutional Partners, L.P., Cedar Bridge Realty Fund, L.P., Cedar Bridge Institutional Fund, L.P. and David O’Connor, individually. David O’Connor and Charles Fitzgerald are the managing members of High Rise Capital Advisors, L.L.C., which serves as the general partner of High Rise Partners II, L.P., High Rise Partners II(a), L.P. and High Rise Institutional Partners, L.P. and as the sole managing member of Bridge Realty Advisors, LLC, which serves as the general partner of Cedar Bridge Realty Fund, L.P. and Cedar Bridge Institutional Fund, L.P. The business address for each of the above reporting persons is 535 Madison Avenue, 27th Floor, New York, New York 10022.

The voting or dispositive power for each beneficial owner is as follows:

Beneficial Owner	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
High Rise Partners II, L.P.	—	1,829,490	—	1,829,490
High Rise Partners II (a), L.P.	—	366,603	—	366,603
High Rise Institutional Partners, L.P.	—	1,827,123	—	1,827,123
Cedar Bridge Realty Fund, L.P.	—	294,336	—	294,336
Cedar Bridge Institutional Fund, L.P.	—	201,093	—	201,093
High Rise Capital Advisors, L.L.C.	—	4,518,645	—	4,518,645
Bridge Realty Advisors, LLC	—	495,429	—	495,429
David O’Connor	—	4,518,645	—	4,518,645
Charles Fitzgerald	—	4,518,645	—	4,518,645

(17)	As of December 31, 2009. Based solely upon information provided in a Schedule 13G/A filed with the SEC on February 4, 2010. The Vanguard Group, Inc. beneficially owns 4,509,969 shares of common stock, of which it has sole voting power with respect to 66,464 shares, sole dispositive power with respect to 4,443,505 shares and shared dispositive power with respect to 66,464 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 66,464 shares of common stock as a result of its serving as investment manager of collective trusts. The business address for The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, Pennsylvania 19355.

(18)

As of December 31, 2009. Based solely upon information provided in a Schedule 13G filed with the SEC on January 29, 2010. On December 1, 2009, BlackRock, Inc. completed its acquisition of Barclays Global Investors, NA. As a result, this information represents shares of common stock beneficially owned by BlackRock, Inc., which includes common stock formerly beneficially owned by Barclays Global Investors,

NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG. BlackRock, Inc. beneficially owns 4,490436 shares, all of which it has sole voting power and sole dispositive power with respect thereto. The business address for BlackRock, Inc. is 40 East 52 nd Street, New York, New York 10022.

(19)	As of December 31, 2009. Based solely upon information provided in a Schedule 13G/A filed with the SEC on February 12, 2010. Morgan Stanley owns beneficially and indirectly 4,304,080 shares of common stock, of which it has sole voting power with respect to 3,471,814 shares and sole dispositive power with respect to 4,304,080 shares. Morgan Stanley Investment Management, Inc. (MSIM) beneficially owns 3,802,545 shares of common stock, of which it has sole voting power with respect to 2,970,279 shares and sole dispositive power with respect to 3,802,545 shares. The business address for Morgan Stanley is 1585 Broadway, New York, New York 10036. The business address for MSIM is 522 Fifth Avenue, New York, New York 10036.

(20)	As of December 31, 2009. Based solely upon information provided in a Schedule 13G filed with the SEC on February 12, 2010. Heitman Real Estate Securities LLC beneficially owns 3,087,567 shares of common stock, of which it has sole voting power with respect to 2,510,878 shares and sole dispositive power with respect to 3,087,567 shares. The business address for Heitman Real Estate Securities LLC is 191 North Wacker Drive, Suite 2500, Chicago, Illinois 60606.

(21)	As of December 31, 2009. Based solely upon information provided in a Schedule 13G filed with the SEC on February 16, 2010. Nomura Asset Management Co. Ltd. owns beneficially and indirectly 2,454,239 shares of common stock, of which it has sole voting power with respect to all 2,454,239 shares, sole dispositive power with respect to 35,800 and shared dispositive power with respect to 2,418,439. Represents 9,478 shares held for the account of Nomura US-REIT Open Mother Fund, 501,859 shares held for the account of US-REIT Mother Fund, 33,400 shares held for the account of International REIT Index Mother Fund, 2,400 shares held for the account of World REIT Index Mother Fund and 1,907,102 shares held for the account of Nomura Fund Series — North American REIT Fund. The business address for Nomura Asset Management Co, Ltd. is 1-21-1, Nihonbashi, Chuo-ku, Tokyo, Japan 103-8260.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy

Our mission is to deliver superior satisfaction and value to our residents, associates and investors. Our vision is to be the first choice in quality multi-family living. Our core values include: performance and accountability, honesty and integrity, innovation, quality, service and teamwork. To achieve our business strategies, it is critical that we are able to attract, retain, and motivate highly talented individuals at all levels who are committed to our mission, vision and core values.

Our compensation programs, for executives and non-executives alike, are designed with our mission, vision and core values in mind. Through our compensation programs, we strive to achieve the following objectives:

•	foster a high performance culture that appropriately motivates our associates,

•	link compensation to the achievement of our strategic and financial objectives,

•	drive shareholder value creation, and

•	attract and retain high-caliber talent.

Total compensation for our executives is oriented more toward incentive pay components rather than base salary, as we believe that the majority of our executives’ total compensation should be “at risk.” Target compensation opportunities are generally established at the market median of comparable Real Estate Investment Trusts, or REITs. In general, we believe that median levels of competitive pay are warranted when we achieve our internal targets and when we perform at the median relative to our peers. Actual compensation may be above or below the targeted level, based on our actual performance against a combination of corporate and business unit/leadership measures. We have not guaranteed our executives any minimum cash incentive or equity incentive payments, and in the event of poor performance, executives could receive no incentive compensation for the year.

Named Executive Officers for 2009

Our Named Executive Officers include our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation. For 2009, our Named Executive Officers include Mr. David P. Stockert, President and Chief Executive Officer; Mr. Christopher J. Papa, Executive Vice President and Chief Financial Officer; Mr. Thomas L. Wilkes, Executive Vice President and President, Post Apartment Management; Ms. Sherry W. Cohen, Executive Vice President and Corporate Secretary; and Mr. Charles A. Konas, Executive Vice President, Construction and Development. Mr. Wilkes’ last day of employment with the Company was December 31, 2009. Mr. Wilkes will receive severance compensation in accordance with the provisions regarding termination without cause in his employment agreement as discussed below under “Employment Agreements” and “Potential Payments upon Termination or Change of Control.”

Business Environment

Over the past two years, our operations were negatively impacted by a severe recession in the U.S. economy and historically high unemployment. Weak economic conditions, including high unemployment, led to declining rental rates for apartments as we sought to maintain occupancy at historical levels. We have also observed a substantial decline in the condominium and single family housing markets due to increased supply of these assets, a recession in the U.S. economy, tighter credit markets for home purchasers, which we believe has negatively impacted the ability of prospective condominium buyers to qualify for mortgage financing, and a significant slowing in the U.S. residential housing market. We expect these conditions to continue to be challenging into 2010. While the U.S. economy has begun to show some signs of recovery, improvement in employment and the housing sector is expected to be modest in 2010.

Overview of Corporate Restructuring and Significant Compensation Changes

As part of our overall efforts to reduce overhead expenses in response to challenges we faced during the last two fiscal years, we reduced our headcount by approximately 24% through a combination of asset sales, outsourcing, attrition and elimination of positions.

As part of the effort to streamline our business and reduce costs, during the third and fourth quarters of 2009, we completed a corporate restructuring that resulted in the elimination of six senior management positions (including Mr. Wilkes) and 24 other corporate associate positions. In the aggregate, we believe that the cost savings from these eliminations will be just under $5 million on an annual basis, of which approximately one-third of the cost savings relates to investment and development personnel whose annual compensation cost may have been capitalized to real estate projects developed by the Company.

In addition, in the first quarter of 2009, the Executive Compensation and Management Development Committee (the Committee) made changes to our compensation programs to reduce overall compensation expenses, including the following:

•

no 2008 annual cash incentive plan award was made to our Chief Executive Officer, and the 2008 annual cash incentive plan awards for the other Named Executive Officers were reduced to 30% (except for Mr. Konas which was reduced to 50%) of their 2008 annual cash incentive plan award targets,

•	base salaries for executive officers were not increased for 2009,

•	long-term stock-based compensation granted in 2009 for performance in 2008 was reduced,

•	future awards under our Shareholder Value Plan were suspended, and

•	all outstanding awards under our Shareholder Value Plan were bought out.

The Committee made additional changes to our compensation programs during the first quarter of 2010, including the following:

•

no 2009 annual cash incentive plan award was made to our Chief Executive Officer, and the 2009 annual cash incentive plan awards for the other Named Executive Officers were reduced to 60% (except for Mr. Konas which was reduced to 70%) of their 2009 annual cash incentive plan award targets,

•	base salaries for executive officers will remain flat for the second consecutive year, with the exception of officers who assumed additional responsibilities as a result of the 2009 restructuring,

•

2010 target annual cash incentive award levels were reduced by 20% to 25% for all of our Named Executive Officers, other than one, who received increased responsibilities as a result of the 2009 restructuring, and

•	long-term stock-based compensation granted in 2010 for performance in 2009 was increased year-over-year, but was still significantly below historic levels.

Each of these is discussed in more detail in this Compensation Discussion and Analysis.

Executive Compensation and Management Development Committee Procedures

The Committee is responsible for:

•	annually reviewing and approving our goals and objectives for executive compensation,

•

annually reviewing and approving for the Named Executive Officers (1) annual base salary levels, (2) annual cash incentive opportunity levels, (3) long-term incentive opportunity levels, and (4) special or supplemental benefits or perquisites (if any),

•	annually approving actual annual cash incentive plan payouts and long-term equity incentive grants,

•	reviewing and approving employment agreements, severance arrangements and change of control agreements for the senior executive officers, as appropriate,

•	making recommendations and reports to the board of directors concerning matters of executive compensation,

•	administering our executive incentive plans, including equity plans,

•	reviewing compensation plans, programs and policies, and

•	reviewing our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking.

Role of Executive Officers in the Compensation Process

Our Chief Executive Officer provides his assessment of the individual performance achievement of the executives who report to him. This individual performance assessment determines a portion of annual cash incentive compensation for each executive, and impacts decisions on long-term incentive grants. In addition, our Chief Executive Officer provides input on salary increases and increases to incentive compensation opportunities for executives, with the close involvement of the Senior Vice President, Human Resources. The Committee considers these recommendations when determining salary increases, awarding incentive compensation and setting incentive opportunities for the coming year. In addition, our Chief Financial Officer analyzes the financial implications of various executive compensation plan designs.

Committee’s Independent Compensation Consultant

Since 2006, the Committee has engaged Frederic W. Cook & Co. (Cook) as its independent compensation consultant to advise the Committee with respect to compensation program design, the components of our executive compensation programs, and amounts to be paid to our Named Executive Officers. Cook also advises the Committee with respect to the design of our compensation program for non-employee directors, and provides the Committee with information on executive compensation trends and best practices. In addition, Cook assisted in preparing the executive compensation sections of this Proxy Statement, including this Compensation Discussion and Analysis and conducted a risk assessment of our executive compensation programs. All of Cook’s work is done at the direction of or on behalf of the Committee. Although the Committee considers the advice of its independent consultant, the Committee has the final decision-making authority with respect to all elements of compensation. Cook does not provide any additional services to the Company.

Annual Competitive Review of Executive Compensation

With regard to competitive compensation benchmarking, it has been the Committee’s intent to conduct a competitive compensation benchmarking analysis of our Named Executive Officers every year and to conduct a competitive compensation analysis for the broader group of executives (approximately 10-15 individuals) every other year. The purpose of these analyses is to ensure compensation opportunities for our executives are set at levels competitive with our peers. The Committee may adjust compensation opportunities if the benchmarking analysis indicates that compensation opportunities for particular executives are not competitive.

In the fall of 2008, the Committee and Cook concluded that a comprehensive benchmarking study would not be useful at that time. The most recent compensation data available would generally represent compensation levels in place and long-term incentive grants made prior to the economic and financial downturn in the real estate industry as well as in the global economy. Assuming that compensation paid in 2008 for performance in 2007 would be higher than compensation paid in 2009 for performance in 2008, the Committee and Cook concluded that the most recent compensation data available during 2008 would not be a good representation of 2009 competitive pay levels. Furthermore, in light of the difficult economic environment, the Committee had already concluded that compensation opportunities should not be increased for our executives for 2009.

In the fall of 2009, the Committee engaged FPL Associates to provide updated competitive compensation benchmarking data for Company executives who form our Management Committee. The benchmarking report was originally delivered to the Committee in connection with its meeting on October 27, 2009 and covered 19 executives, including our Named Executive Officers. Following the 2009 restructuring, which was discussed by the Committee at its November 30, 2009 meeting, a new benchmarking report was delivered to the Committee in advance of its meeting held on January 11, 2010. The second report included data for the 13 executives on our Management Committee as of January 1, 2010, and was updated to reflect the roles and responsibilities of each executive following the restructuring. Competitive compensation data for the reports was collected from two public REIT peer groups: an “Asset-Based” group and a “Size-Based” group.

The Asset-Based peer group included seven public multi-family REITs that focus on the multi-family property sector. In choosing the Asset-Based peer group, the Committee considered companies’ “total capitalization” (the total market value of the equity of the public REIT and the equity value of units of the REIT’s operating partnership plus long-term debt) and “UPREIT capitalization” (the total market value of the equity of the public REIT plus the equity value of units of the REIT’s operating partnership). The relative capitalization ranges for the Asset-Based peer group and us as of June 30, 2009 are described below:

	Low end of range	High end of range	Post Properties
Total capitalization	$2.4 billion	$5.0 billion	$1.8 billion
UPREIT capitalization	$430.3 million	$1.8 billion	$597.9 million

The Size-Based peer group included sixteen public REITs, in a variety of asset classes, of similar size to the Company in terms of UPREIT and total capitalization. The relative capitalization ranges for the Size-Based peer group and us as of June 30, 2009 are described below.

	Low end of range	High end of range	Post Properties
Total capitalization	$673.2 million	$2.6 billion	$1.8 billion
UPREIT capitalization	$100.0 million	$1.4 billion	$597.9 million

These peer groups were selected by FPL Associates with input from Cook, the Committee and management. The Committee deemed the groups to be appropriate. The companies in each peer group are as follows:

Asset-Based Peer Group	Size-Based Peer Group
BRE Properties	Acadia Realty Trust	Inland Real Estate Corporation
Camden Property Trust	American Campus Communities, Inc.	Mid-America Apartment Communities, Inc.
Colonial Properties Trust	Associated Estates Realty Corp	National Retail Properties, Inc.
Essex Property Trust, Inc.	Colonial Properties Trust	Omega Healthcare Investors, Inc.
Home Properties, Inc.	Cousins Properties Incorporated	Parkway Properties
Mid-America Apartment Communities, Inc.	DCT Industrial Trust Inc.	PS Business Parks, Inc.
UDR, Inc.	EastGroup Properties, Inc.	Sun Communities, Inc.
	Equity One, Inc.	Tanger Factory Outlet Centers, Inc.

In making its compensation determinations for 2009, the Committee also purchased, reviewed and considered general third party survey data, including data from The 2009 SNL Executive Compensation Review for real estate public companies, published by SNL Financial, which contains data from 139 public real estate companies, and the NAREIT 2009 Compensation Survey, which contains data from 98 NAREIT member companies. The Committee had no input regarding the companies selected by and included in the SNL Financial or NAREIT surveys.

Annual Review of Compensation Tally Sheets

Each year, at the request of the Committee, management prepares compensation tally sheets for each of our executive officers. The tally sheets summarize, by individual executive, compensation paid for the prior two years, proposed compensation for the current year, and proposed target compensation for the upcoming year. The tally sheets also detail each executive’s long-term incentive awards since 2001 and the applicable vesting dates.

The tally sheets assist the Committee in making decisions about earned compensation with respect to the prior year’s performance, as well as setting target compensation opportunities for the upcoming year. With respect to determining 2009 compensation, the proposed 2009 compensation amounts included on the tally sheets were initially determined based on the target compensation opportunities set forth at the beginning of the year and an assessment of Company and individual performance for each executive. The Chief Executive Officer initially proposed the compensation amounts for the current year for executives other than himself, and the Committee set forth a proposed compensation amount for the Chief Executive Officer as a starting point for discussion. The proposed compensation levels were based on a range of qualitative factors, including historic performance, and the Company’s performance versus its peers. Also included on the tally sheets were proposed base salaries for 2010, as well as target annual cash incentive and long-term incentive grant values with respect to 2010 performance. Proposed target compensation levels considered a variety of factors, including information gathered as part of the competitive review of executive compensation, each executive’s roles and responsibilities, and internal fairness between executives in positions of similar importance to our organization.

The tally sheets and management’s proposals were presented and discussed at the January 11, 2010 Committee meeting. No decisions were made at this meeting; rather, the purpose of this meeting was to allow the Committee to develop an understanding of the information presented and the rationale for each recommendation, and to engage in meaningful dialogue.

On February 3, 2010, the Committee met again with management and Cook to discuss the tally sheets and management’s proposals. At the meeting, the Committee approved incentive compensation awards with respect to 2009 performance, base salaries for 2010, and incentive compensation targets for 2010.

Compensation Elements

Our executive compensation program has the following elements:

•	base salary,

•	annual cash incentives,

•	long-term cash and equity incentives, and

•	benefits and limited perquisites.

Base Salary

Our base salary program is designed to provide a secure amount of cash compensation that is competitive with salaries of executives at the peer group REITs outlined above. Our base salaries are generally targeted at market median, but may be higher or lower than market median based on considerations including individual performance over time, experience level and each individual’s role and responsibilities in the organization. In some cases, base salaries are also set by employment agreements negotiated in connection with recruiting or retaining a senior executive.

Base salaries are not subject to any automatic annual cost of living or similar adjustments, and are increased only at the Committee’s discretion. In making its decisions about annual salary increases, the Committee takes into account the executive’s performance, our overall company financial performance and changes in the competitive marketplace. The Committee considers a number of factors when evaluating individual performance, including the executive’s contribution to:

•	generating favorable financial performance,

•	achieving the objectives set forth in our strategic plan,

•	promoting our values,

•	improving product and service quality,

•	developing strong relationships with residents, employees and suppliers, and

•	demonstrating leadership abilities.

The Committee’s review is of a qualitative nature based on the performance of the executives. No particular weight is assigned to any particular factor.

The table below summarizes the 2008, 2009 and 2010 base salaries for each Named Executive Officer.

Name	2008 Salary ($)	2009 Salary ($)	% Increase	2010 Salary ($)	% Increase
David P. Stockert	420,000	420,000	0%	420,000	0%
Christopher J. Papa	342,000	342,000	0%	342,000	0%
Thomas L. Wilkes	352,000	352,000	0%	N/A	N/A
Sherry W. Cohen	290,000	290,000	0%	290,000	0%
Charles A. Konas(1)	257,200	257,200	0%	260,000	1.1%

(1)	In each of 2008 and 2009, Mr. Konas received an auto allowance of $7,200 that was not included in his base salary as reported in the 2009 Summary Compensation Table. Starting in 2010, Mr. Konas will receive the additional $7,200 as part of his base salary and will not receive a separate auto allowance. For comparison purposes, the amounts above for 2008 and 2009 reflect the auto allowance in Mr. Konas’ salary. Therefore, the percentage increase for Mr. Konas excludes the $7,200 increase to his salary that was previously classified as an auto allowance.

The Committee did not increase the 2008, 2009 or 2010 base salaries of the Named Executive Officers other than Mr. Konas. The Committee increased Mr. Konas’ 2010 base salary in recognition of the additional responsibilities assumed by him following the 2009 restructuring.

Annual Cash Incentives

The purpose of the annual cash incentive plan is to provide opportunities for executives to earn cash compensation contingent upon achieving specified annual corporate and individual objectives. The plan is structured to foster teamwork among the executive officers, to focus efforts on corporate results that directly impact shareholders and to link individual performance to our strategic plan.

Our annual cash incentive plan promotes our pay-for-performance philosophy through the use of our “Partners in Performance” framework. Through this framework we communicate to our senior management specific annual corporate and business unit/leadership performance goals based on our strategic plan, and reward them if they achieve those goals.

2009 Annual Cash Incentive Award Program

At its February 9, 2009 meeting, the Committee set specific annual cash incentive plan targets for the Named Executive Officers and approved the framework for the administration of the annual cash incentive plan during 2009, consistent with historical practice. This framework set the allocation between corporate and business unit/leadership performance discussed below and set the matrix for measuring corporate performance against our annual budget.

Allocation Between Corporate and Business Unit/Leadership Performance

The Committee allocated 80% of the Chief Executive Officer’s annual cash incentive plan opportunity to corporate performance and 20% to business unit/leadership performance. For Messrs. Papa and Wilkes and Ms. Cohen, 40% of the annual cash incentive plan opportunity was allocated to corporate performance, and 60% to business unit/leadership performance. For Mr. Konas, 30% of the annual cash incentive plan opportunity was allocated to corporate performance, and 70% to business unit/leadership performance. The Committee chose to have a higher portion of the Chief Executive Officer’s annual cash incentive opportunity determined by corporate performance because the Chief Executive Officer has greater overall responsibility for setting corporate strategy and has greater accountability for our corporate-wide results. For other Named Executive Officers, the Committee chose to have a higher percentage allocated to business unit/leadership performance, to focus these executives both on their specific areas of responsibility and on overall corporate performance. Mr. Konas’ business unit/leadership allocation was slightly higher than the other Named Executive Officers because the Committee believed that a higher percentage of his compensation should be tied to the construction and maintenance of specific real estate projects.

Possible Payouts Under Annual Cash Incentive Plan

There was no threshold payout level under the annual cash incentive plan. Further, in order to have received the maximum amount payable of 150% of the targeted award under the annual cash incentive plan, the corporate performance measure must have equaled or exceeded 105% of its target Funds from Operations (FFO)1 per share, and the Named Executive Officer must have significantly exceeded the achievement of his or her business unit/leadership goals (see below for further discussion of individual components). Actual payouts for 2009 for each Named Executive Officer have been determined and are reflected in the 2009 Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

1 We use the National Association of Real Estate Investment Trust (NAREIT) definition of FFO. FFO is defined by NAREIT as net income available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable property, plus depreciation of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO is a supplemental non-GAAP financial measure. For a further discussion of FFO and a reconciliation of net income available to common shareholders to FFO, refer to pages 56 through 57 of our Form 10-K filed on March 1, 2010.

2009 Corporate Financial Measure and Outcome

In 2009, FFO per share was the primary corporate performance measure. Target FFO per share for 2009 was $1.23, which corresponded to our internal budgets and goals. Achievement of between 98% and 102% of the target FFO per share goal pays 100% of target. FFO per share in 2009 was a deficit of ($0.44), which was not within the target range. Our reported FFO for the year ended December 31, 2009 included non-cash impairment charges related to a condominium project and adjacent land, severance charges related to the restructuring, a loss related to the early extinguishment of indebtedness and other charges totaling approximately $84.9 million, offset by other non-cash income items totaling approximately $1.8 million, resulting in total net charges of approximately $83.1 million, or $1.82 per diluted share. Excluding the impact of these charges, FFO would have been above the target range. The Partners in Performance framework permits the Committee to consider the impact of one-time, non-routine items or changes in accounting policies that were not included in the original internal budget. The Committee reviewed the nature of the charges and did not make any adjustments to FFO in calculating our performance relative to the goal. Accordingly, we did not award any annual cash incentive for the corporate component of the annual incentive plan. Although the Committee has discretion to pay awards even when measures are not met, the Committee determined that no discretionary awards relating to corporate performance would be given to any of the Named Executive Officers.

2009 Business Unit/Leadership Measures

Specific business unit/leadership goals are established for each executive. With respect to executives other than himself and Mr. Konas, the Chief Executive Officer provided input to the Committee on each Named Executive Officer’s performance along with each of his or her business unit/leadership goals. The Committee then reviewed the Chief Executive Officer’s evaluation of the performance of each of the other Named Executive Officers other than Mr. Konas. Since Mr. Konas was not a Named Executive Officer for the preceding year, the Chief Executive Officer established his business unit/leadership goals without input from the Committee. The Committee also evaluated the performance of the Chief Executive Officer relative to his leadership goals. A summary of the business unit/leadership goals for each of the Named Executive Officers for 2009 is included below:

David P. Stockert	• cost savings and performance at both property and corporate levels

•     refinancing debt and execution of other capital transactions

•     success of specific developments, renovations, condominium sales, dispositions and joint ventures

•     leasing results at particular properties

•     associate satisfaction and retention

•     resident satisfaction

•     implementation of technology initiatives

Christopher J. Papa

•     refinancing debt, execution of other capital transactions and development of long-term financing plan

•     monitoring financial results, including overhead costs

•     implementation of technology initiatives

• complete compensation benchmarking work for all employees

Thomas A. Wilkes

•   cost savings and performance at both property and corporate levels

•   property performance relative to peer REITs in particular markets

•   leasing results at particular properties

•   associate satisfaction, retention and hiring

•   implementation of technology initiatives

Sherry W. Cohen

•   oversee company-wide risk management assessment

•   legal cost savings

•   assist the board of directors in completing a corporate governance review

•   administer the Company’s insurance programs

•   oversee completion of and legal documentation for various real estate and corporate transactions

Charles A. Konas

•   success of specific development and construction projects and renovations

•   substantial completion of exterior remediation project

•   develop long term capital expenditure management plan

•   develop construction and development staffing plan

For 2009, the Committee determined that each of Messrs. Papa, Wilkes and Konas and Ms. Cohen successfully achieved his or her business unit/leadership goals at target. The Committee did not formally evaluate whether Mr. Stockert achieved his leadership goals. In light of the Company’s overall weak performance, Mr. Stockert recommended that the Committee not pay him any amounts for leadership performance. The Committee accepted Mr. Stockert’s recommendation and exercised its negative discretion and paid nothing for the leadership performance portion of the annual cash incentive plan award to Mr. Stockert. The payouts for achievement of specific business unit/leadership goals is based on the performance guidelines outlined in the following table:

Significantly Exceeds	111-150%
Meets and Exceeds	101-110%
Successfully Meets (target)	100%
Underperforms	0-90%

As illustrated by the table, to the extent goals are exceeded, the Committee had the discretion to pay up to 150% of target level. If goals were only partially met, the Committee could pay nothing for the business unit/leadership portion of the annual cash incentive plan award for an executive or up to 90% of target level.

Cash incentive payments for meeting specific business unit/leadership goals for 2009 for Messrs. Papa and Konas and Ms. Cohen were paid at the target level as approved at the Committee’s February 3, 2010 meeting. In addition, the Committee approved the payment of Mr. Wilkes’ 2009 annual cash incentive plan award at its November 30, 2009 meeting. However, such amounts represent only 60% of the total target annual cash incentive plan award for Messrs. Papa and Wilkes and Ms. Cohen and 70% for Mr. Konas, and because the corporate performance measure was not met, Messrs. Papa, Wilkes and Konas and Ms. Cohen were only eligible to receive the business unit/leadership portion of their total target annual cash incentive plan award. In order to comply with Section 409A of the Internal Revenue Code (Code), Mr. Wilkes will not be paid his 2009 annual cash incentive plan award until July 9, 2010.

2009 Annual Cash Incentive Plan Awards

The table below illustrates total 2009 target and actual annual cash incentive awards for each Named Executive Officer.

Name	Target ($)	Actual ($)
David P. Stockert	420,000	—
Christopher J. Papa	256,000	153,600
Thomas L. Wilkes	264,000	158,400
Sherry W. Cohen	174,000	104,400
Charles A. Konas	87,500	61,250

2010 Annual Cash Incentive Target Award

The Committee intends to use FFO per share as the primary corporate performance measure for 2010, with the target expected to correspond to our internal budget. The Committee believes that FFO is the most reflective measure of our short-term operating performance. It is also a primary metric that potential and current investors use to measure our profitability against other REITs and to make decisions about investments in our common stock.

For 2010, the Committee decided to reduce the target annual cash incentive plan award levels for Messrs. Stockert and Papa and Ms. Cohen in light of our expected operating cash flows in 2010 and the outlook for the real estate industry and the broader economy. The Committee decided to maintain Mr. Konas’ target annual cash incentive plan award as a percentage of base salary at the 2009 level. However, because Mr. Konas’ salary was increased, the dollar value of Mr. Konas’ target annual cash incentive plan award increased accordingly. Mr. Wilkes’ last day of employment was December 31, 2009; accordingly, he is not eligible to receive 2010 annual cash incentive plan awards as indicated in the below table. As in 2009, these total annual cash incentive plan awards will only be paid to the Named Executive Officers if our corporate and each executive’s business unit/individual objectives are achieved in 2010. Further, the Committee decided to reduce the maximum amount payable under the annual cash incentive plan to 125% of the targeted award in 2010, down from 150% in 2009.

The table below summarizes the 2009 and 2010 target annual cash incentive plan awards for each Named Executive Officer.

Name	2009 Target % of Salary	2009 Target Annual Cash Incentive Plan Award ($)	2010 Target % of Salary	2010 Target Annual Cash Incentive Plan Award ($)	2010 vs. 2009 Target Annual Cash Incentive Plan Award
David P. Stockert	100%	420,000	75%	315,000	(25)%
Christopher J. Papa	75%	256,000	60%	205,200	(20)%
Thomas L. Wilkes	75%	264,000	N/A	N/A	N/A
Sherry W. Cohen	60%	174,000	45%	130,500	(25)%
Charles A. Konas	35%	87,500	35%	91,000	4%

Long-Term Incentive Compensation

Objectives of our Long-Term Incentive Program

The objectives of our long-term incentive plan are to align executive compensation more closely with shareholder interests, such as long-term corporate performance and stock price appreciation, and to retain our key executives.

Types of Long-Term Award Grants

Our long-term equity incentive awards have traditionally been a combination of stock options with stock appreciation rights and restricted stock, each of which are described in detail below. Grants of equity compensation are made under our shareholder-approved Amended and Restated 2003 Incentive Stock Plan (the Incentive Stock Plan), which allows the Committee to grant stock options with stock appreciation rights and make restricted stock grants to our key employees and outside directors.

Until last year, we also made cash awards under our Shareholder Value Plan, which is a separate, shareholder-approved plan. As described below, we suspended future Shareholder Value Plan awards under the plan in 2009.

Stock Options

Stock options reward our executives for increases in the value of our common stock. They are “pay-for-performance” and aligned with shareholder interests because they have no value unless the share price appreciates. We recognize that options have high share price “leverage” and, as a result, tend to be a high-risk, high-reward long-term incentive vehicle. However, we believe they provide a good balance with the restricted stock component of our long-term incentive program. The multi-year vesting of our stock options also serves as a retention incentive for our executives.

Options are granted with exercise prices equal to the fair market value (closing price) of our common stock on the date of grant. Option grants include a stock-settled stock appreciation right, or SAR, feature that allows the option holder to receive the net appreciation of the underlying option in shares of our common stock. Annual option grants have ten-year terms and generally vest in three equal annual installments. From time to time, special grants of options have been made to executives for retention purposes. These special option grants generally vest in five equal annual installments. No such special option grants were made to the Named Executive Officers in 2009.

Vesting of the options accelerates upon death, disability, approved retirement, or upon a change of control, as defined in our Incentive Stock Plan. Upon termination for any other reason, unvested options are forfeited, unless specified differently in employment and change of control agreements. Upon termination for any reason other than cause, options remain outstanding for one year (or the remaining term, if shorter); upon termination for cause, all options are immediately forfeited, in each case, unless specified differently in employment or change of control agreements.

Restricted Stock

We grant restricted stock because we believe it aligns the interests of our executives with those of our shareholders by creating a strong incentive to create and preserve long-term shareholder value. Through restricted stock, our executives, like our shareholders, share both the risks and rewards of stock ownership. In addition, restricted stock rewards total shareholder return, whether delivered through share price appreciation or dividends. We believe this is appropriate since, as a REIT, our high dividend distribution requirements lead to a significant portion of our total shareholder return being delivered through our dividends. Through multi-year vesting, the restricted stock grants also serve as a retention device.

Restricted stock grants typically vest in three equal annual installments. Dividends are paid in cash on unvested shares. From time to time, special grants of restricted stock have been made to executives for retention purposes. These shares vest ratably over longer periods (either five or eight years). No such special grants were provided to the Named Executive Officers in 2009.

For restricted stock grants made on or after February 2, 2007, vesting accelerates upon death, disability, approved retirement, or upon a change of control, as defined in the Incentive Stock Plan, to be consistent with the treatment of stock options upon the same termination scenarios. For grants made prior to February 2, 2007, unvested restricted stock is forfeited upon termination resulting from death, disability or retirement. Upon termination for other reasons, unvested restricted stock is forfeited, unless specified differently in employment or change of control agreements.

Shareholder Value Plan

Prior to our suspension of awards under the Shareholder Value Plan in the first quarter of 2009, participants were given a target incentive award, expressed as a dollar value. Each participant had the opportunity to earn between 0% and 300% of the target award based on our total shareholder return relative to the total shareholder return of the equity REITs in the NAREIT Total Return Index over a three-year period. Under the plan, equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT index includes all tax-qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. As discussed below, the Committee suspended the grant of future awards under the Shareholder Value Plan and in March 2009 bought out all outstanding awards under the Shareholder Value Plan.

Total Long-Term Incentive Award Values and Grant Type Mix

Each year, the Committee determines aggregate long-term incentive grant values for each executive based on multiple factors including competitive levels of compensation among comparable REITs, corporate and individual performance, the executive’s level of responsibility and the level of compensation provided to comparable positions within our organization (internal equity). It is primarily our future performance, however, that impacts the value of long-term incentive grants. That is, the ultimate value earned by the employee depends on our performance from the date of grant to the vesting date or end of the performance period.

2008 Long-Term Incentive Awards Granted in 2009

The Committee granted awards for 2008 performance in February 2009. As a starting point for discussion of the appropriate magnitude of the 2008 long-term incentive awards (granted in 2009), management and the Committee considered the grant value of 2007 long-term incentive awards (granted in 2008), which we refer to as the 2008 Initial Award Value. In consideration of our performance during 2008 and the unfavorable economic environment, management submitted to the Committee proposed reductions in actual grant values for 2008 long-term incentive awards, as described in more detail below.

Earlier in 2008, the Committee had intended that values for 2008 long-term incentive awards would be allocated as 33% stock options, 33% restricted stock and 33% Shareholder Value Plan awards, other than for Mr. Konas, which was allocated as 25% stock options, 50% restricted stock and 25% Shareholder Value Plan awards. As described below, Shareholder Value Plan awards were suspended by the Committee in February 2009 and were not replaced with any other form of incentive compensation. Accordingly, the 2008 Initial Award Value was initially reduced by 33% and 25% for Mr. Konas. The remaining amounts of 2008 Initial Award Value were allocated to the Named Executive Officers in the form of stock options and restricted stock, with a greater percentage allocated to restricted stock (between 60% and 70%) than to stock options (between 30% and 40%).

Given the trading price of our common stock at the date of the February 2009 meeting versus historical levels, the Committee limited the overall number of stock options and restricted stock to be awarded to our executive officers for 2008 performance, which further reduced actual 2008 long-term incentive award grant values.

•

For stock options, the number of shares awarded was calculated by dividing the portion of the 2008 Initial Award Value allocated to stock options by $2.50, rather than the actual Black-Scholes value of the stock options on the grant date of $2.095, which decreased the total value of stock options awarded to the Named Executive Officers by 16.2%.

•

For restricted stock, the number of shares awarded was calculated by dividing the portion of the 2008 Initial Award Value allocated to restricted stock by $15.00 (rounded up to the nearest whole share), rather than the closing price of our common stock on the grant date of $12.22, which decreased the total number of shares and value of restricted stock awarded to the Named Executive Officers by 18.5%.

Accordingly, the value of the actual stock option and restricted stock portions of the 2008 long-term incentive awards granted to the Named Executive Officers in 2009 was approximately $303,000 less in the aggregate than the portion of 2008 Initial Award Value allocated to equity awards. These grants are reflected in the 2009 Summary Compensation Table and in the 2009 Grants of Plan-Based Awards table.

A summary for each Named Executive Officer of the following is provided below: actual 2007 long-term incentive award value, 2008 Initial Award Value, actual 2008 long-term incentive award value and a comparison of actual 2008 and 2007 long-term incentive award value.

Name	Actual 2007 LTI Value ($)		2008 Initial Award Value ($)	Actual 2008 LTI Value ($)	2008 vs. 2007 LTI Value
David P. Stockert	900,023		900,000	493,463	(45.2)%
Christopher J. Papa	600,001		600,000	329,365	(45.1)%
Thomas L. Wilkes	600,001		600,000	329,365	(45.1)%
Sherry W. Cohen	375,027		375,000	205,996	(45.1)%
Charles A. Konas	84,025	(1)	84,000	51,794	(38.3)%

(1)	Mr. Konas also received 255 shares of restricted stock awarded in accordance with a value creation program that we have historically maintained for our development and construction personnel. The program is described in more detail on page 42 of this Proxy Statement.

A summary for each Named Executive Officer of the following is provided below: Shareholder Value Plan portion of 2008 Initial Award Value, actual value of Shareholder Value Plan portion of 2008 long-term incentive award value, restricted stock portion of 2008 Initial Award Value, actual value of restricted stock portion of 2008 long-term incentive award value, number of 2008 restricted shares granted, stock option portion of 2008 Initial Award Value, actual value of stock option portion of 2008 long-term incentive plan and number of 2008 stock options granted.

Name	Shareholder Value Plan Portion of 2008 Initial Award Value ($)	Actual Value of Shareholder Value Plan Portion of 2008 LTI ($)	Restricted Stock Portion of 2008 Initial Award Value ($)	Actual Value of Restricted Stock Portion of 2008 LTI ($)	Number of 2008 Restricted Shares Granted (#)	Stock Option Portion of 2008 Initial Award Value ($)	Actual Value of Stock Option Portion of 2008 LTI ($)	Number of 2008 Stock Options Granted (#)
David P. Stockert	300,000	—	400,000	325,871	26,667	200,000	167,592	80,000
Christopher J. Papa	200,000	—	250,000	203,671	16,667	150,000	125,694	60,000
Thomas L. Wilkes	200,000	—	250,000	203,671	16,667	150,000	125,694	60,000
Sherry W. Cohen	125,000	—	150,000	122,200	10,000	100,000	83,796	40,000
Charles A. Konas	21,000	—	43,000	35,035	2,867	20,000	16,759	8,000

As a result of the suspension of Shareholder Value Plan awards as discussed below and the limitation on stock option and restricted stock awards, the value of 2008 long-term incentive awards for the Named Executive Officers was $1,149,094 less in the aggregate than the value of 2007 long-term incentive awards.

2009 Long-Term Incentive Awards Granted in 2010

The Committee granted awards with respect to 2009 performance in February 2010. In recognition of 2009 performance and after considering the benchmarking analysis described above, without any specific weight to either factor, the Committee decided to increase 2009 long-term incentive awards (granted in 2010) relative to actual 2008 long-term incentive awards (granted in

2009). However, although actual 2009 long-term incentive awards (granted in 2010) were higher when compared to actual 2008 long-term incentive awards (granted in 2009), for each of Messrs. Stockert and Papa and Ms. Cohen, the actual 2009 long-term incentive awards (granted in 2010) were lower when compared to actual 2007 long-term incentive awards (granted in 2008). Mr. Wilkes was not eligible to receive additional long-term incentive awards for 2009 performance due to his separation from service on December 31, 2009. However, all of Mr. Wilkes’ stock options and restricted stock awards became fully vested on December 31, 2009. See page 57 of this proxy statement for additional information regarding Mr. Wilkes’ severance.

With respect to 2009 long-term incentive awards, the Committee determined that long-term incentive award values would be allocated as 80% restricted stock and 20% stock options. The Committee decided to increase the allocation to restricted stock based on their view that restricted stock is more aligned with total shareholder return as a result of the high proportion of shareholder value created through the dividend based on our REIT status. However, the Committee determined that inclusion of stock options as part of the long-term incentive award program was still an important additional tool to incentivize share price appreciation. Because the equity awards were granted in 2010, they are not reflected in the 2009 Summary Compensation Table nor are they disclosed in the 2009 Grants of Plan-Based Awards table.

A summary for each Named Executive Officer eligible to receive long-term incentive awards for 2009 performance of the following is provided below: actual 2007 long-term incentive award value, actual 2008 long-term incentive award value, actual 2009 long-term incentive award value and comparisons of actual 2007 and 2008 long-term incentive award value and of actual 2008 and 2009 long-term incentive award value.

Name	Actual 2007 LTI Value ($)	Actual 2008 LTI Value ($)	Actual 2009 LTI Value ($)	2009 vs. 2007 Actual LTI Value	2009 vs. 2008 Actual LTI Value
David P. Stockert	900,023	493,463	600,007	(33.3)%	21.6%
Christopher J. Papa	600,001	329,365	400,011	(33.3)%	21.4%
Sherry W. Cohen	375,027	205,996	210,044	(44.0)%	2.0%
Charles A. Konas	84,025	51,794	90,054	7.2%	73.9%

A summary for each Named Executive Officer eligible to receive long-term incentive awards for 2009 performance of the following is provided below: value of restricted stock portion of 2009 long-term incentive awards, number of 2009 restricted shares granted; value of stock option portion of 2009 long-term incentive awards and number of 2009 stock options granted.

Name	Value of Restricted Stock Portion of 2009 LTI ($)	Number of 2009 Restricted Shares Granted (#)	Value of Stock Option Portion of 2009 LTI ($)	Number of 2009 Stock Options Granted (#)
David P. Stockert	480,009	26,230	119,998	23,610
Christopher J. Papa	320,012	17,487	79,999	15,740
Sherry W. Cohen	168,012	9,181	42,032	8,270
Charles A. Konas	103,487	5,655	18,043	3,550

The Committee also awarded Mr. Konas 860 shares of common stock and 860 shares of restricted stock under the Incentive Stock Plan in February 2010 (included in the table above). The shares were awarded in accordance with a value creation program that we have historically maintained for our development and construction personnel. Under the program, target awards are set at the beginning of a new development project. We set a targeted hurdle rate of return at the outset of each project and then allocate 15% of the profits earned above the hurdle rate for incentive plan awards for the development team. The development projects will often span several years. The award pool is subject to adjustment based on various “adjustment criteria,” including cost overruns or savings over the life of the project, late delivery, project quality issues or similar issues at other projects in which a developer is involved. Payouts of awards following completion of a development project are made as follows: 50% in common stock and 50% in restricted stock. The restricted stock vests on the one year anniversary of the grant date and is subject to forfeiture based on the adjustment criteria. Mr. Konas’ February 2010 award related to his work on The Condominiums at Carlyle Square. Because Mr. Konas’ awards were granted in 2010, they do not appear in our 2009 Summary Compensation table or 2009 Grants of Plan-Based Awards table.

Termination and Buyout of Future Awards Under the Shareholder Value Plan

In February 2009, the Committee evaluated all of our long-term incentive plans and arrangements in an effort to reduce compensation expense while still properly incentivizing senior management. Given the complexity of our Shareholder Value Plan and the volatility in stock prices of publicly traded REITs, the Committee determined that future awards under the Shareholder Value Plan, including awards that would have been made for the 2009-2011 performance period, should be suspended. At the present time, the Committee does not intend to replace the suspended awards under the Shareholder Value Plan with other forms of incentive compensation.

At the time of the Committee’s February 2009 meeting, there were two open performance periods under the Shareholder Value Plan — 2007-2009 and 2008-2010 — and no participant had a vested right to receive any award for these two periods. Estimated liabilities for awards under the Shareholder Value Plan were accrued on a quarterly basis over the applicable three-year performance period even though the determination of the ultimate payout, if any, is not made until the end of each performance period. The Committee concluded that we could potentially reduce our overall corporate overhead expenses by not making awards for the 2009-2011 performance period and future periods and by “buying out” participants’ unvested rights with respect to the 2007-2009 and 2008-2010 performance periods. Estimated liabilities would be eliminated in future periods for all awards terminated as part of the buyout or exchange.

In evaluating the potential buyout of the open performance periods under the Shareholder Value Plan, the Committee reviewed the relative performance of our stock to the NAREIT index over the life of the two remaining awards to help in determining the appropriate buyout amount and the likelihood that liability would have to be accrued in a future quarter and payouts would ultimately have to be made for the awards. In addition, the Committee considered a “Monte Carlo” valuation prepared by an independent consultant for the 2008-2010 performance period, which estimated the value as of December 31, 2008 to be 54.8% of target. No independent evaluation was performed for the 2007-2009 performance period due to the smaller relative size of the total targeted potential awards under that performance period.

After considering this information together with historic payout levels for prior performance periods and the suspension of future awards under the Shareholder Value Plan, the Committee determined that it was appropriate to offer 40% of the target potential award, which was slightly below the 42% average payout level for the five prior performance periods. Therefore, at the same February 2009 meeting, the Committee authorized us to offer all Shareholder Value Plan participants the right to receive 40% of their target potential award for the two open performance periods under the plan in exchange for such participants’ unvested rights to receive an award if we achieve the plan award thresholds at the end of the two performance periods. Participants had until March 15, 2009 to accept the offer, and all payments were made on or before our first regularly scheduled pay date which came after March 15, 2009.

Each of the Named Executive Officers agreed to terminate his or her unvested right to receive a cash award for the 2007-2009 and the 2008-2010 performance periods, of which the target potential awards are set forth below, in exchange for the buyout amount set forth below:

Name	Target Potential Award ($)	Buyout Amount ($)
David P. Stockert	437,500	175,000
Christopher J. Papa	300,000	120,000
Thomas L. Wilkes	300,000	120,000
Sherry W. Cohen	187,500	75,000
Charles A. Konas	37,500	15,000

These amounts are reflected in the 2009 Summary Compensation Table.

In addition to the Named Executive Officers, each of the 17 other participants accepted our offer. We paid an aggregate of $288,655 in exchange for the 17 other participants’ unvested rights with respect to an aggregate of $721,638 of target potential awards. The total savings from the buyout versus target award values for our Named Executive Officers and the 17 other plan participants was approximately $1.2 million.

Timing of Awards/Equity Award Granting Policy

The Committee approves all grants of stock options and shares of restricted stock to employees and directors. The Committee determines grants to the Chief Executive Officer and reviews recommendations for and approves equity compensation grants to other executives on the Management Committee and to associates.

Annual grants are made at a scheduled Committee meeting in the first quarter of the fiscal year, generally in January or February. For grants with respect to 2008 performance, the Committee approved the grant values and made the grants at the meeting on February 9, 2009. For grants with respect to 2009 performance, the Committee approved grant values and made the grants at the meeting on February 3, 2010. For other equity awards (e.g., new hire grants, promotion-related grants, or other special grants), the grant date is the approval date or the hire or promotion date. The grant price is the closing price on the date of grant.

Loans to Executive Officers

We made loans to certain executive officers in 1999 and 2001. The purpose of these loans was generally to facilitate the executive’s purchase of our common stock. Some of these loans included forgiveness provisions where the principal amount would be forgiven in annual installments over five or ten years. In this way, these loans were economically similar to a restricted stock grant with annual installment vesting.

All of the loans bear interest at 6.32%. Interest is payable quarterly and the loans are due in full on the earlier of (1) the tenth anniversary of the date of the note or (2) 30 days after the employee ceases for any reason to be our employee. The loans were made prior to July 30, 2002, the effective date of the Sarbanes-Oxley Act of 2002. Pursuant to the Sarbanes-Oxley Act, we may not extend further loans or change the payment terms of existing loans, but we may allow these loans to remain in place under their original terms.

During 2009, Mr. Stockert had two outstanding loans, and we forgave $100,000 of the outstanding balance under one of the loans. For further details regarding this loan, see “Certain Relationships and Related Person Transactions — Loans to Executive Officers.”

Benefits and Perquisites

Employee Stock Purchase Plan

To encourage ownership of our stock among employees, we maintain a non-qualified employee stock purchase plan (ESPP) which allows eligible participants to purchase our common stock through payroll deductions or contributions of cash. Eligible participants include employees and non-employee directors. The purchase price is 85% of the lesser of the closing price per share on the first trading day of the purchase period or the closing price per share on the last trading day of the purchase period. There are two six-month purchase periods each year, and the maximum purchase amount is $100,000 per year. Because our ESPP includes a purchase price “look-back” and our purchase discount is higher than 5%, our ESPP is deemed compensatory. Compensation cost is calculated under FASB ASC Topic 718 and accrued over the purchase period. Because this stock purchase discount is generally available to all salaried employees, no disclosure of the cost attributable to purchases by our Named Executive Officers is required in the 2009 Summary Compensation Table.

Deferred Compensation Plan

We maintain a board-approved Deferred Compensation Plan for directors and eligible employees, to provide them the opportunity to defer compensation and the associated income taxes, and to allow for investment growth on the deferred amounts on a pre-tax basis. Employee participants may voluntarily defer all or a portion of base salary, annual cash incentive awards and/or bonuses into the plan’s “benchmark investment alternatives” similar to those provided in our 401(k) plan. Non-employee director participants may defer cash fees into our common stock. The plan does not permit us to make contributions to employee and director accounts. For further details about the Deferred Compensation Plan, see the 2009 Nonqualified Deferred Compensation table and related narrative disclosure.

Other Benefits

The Named Executive Officers participate in the same benefits programs as all of our employees, including health, dental and vision insurance, group term life and accidental death and dismemberment insurance, short-term and long-term disability coverage, and participation in our tax-qualified 401(k) plan (our match for 2009 was 50% of each employee’s contributions up to 6% of earnings).

Perquisites

We provide limited executive perquisites.

•

We maintain corporate memberships at certain private clubs, of which Messrs. Stockert, Wilkes and Konas were the “designated members” during 2009. These clubs are used for business purposes. We require reimbursement of all expenses associated with any personal use of the clubs.

•	We provide supplemental long-term disability insurance to our executives.

Stock Ownership Guidelines

We implemented stock ownership guidelines in 2007, which require our Named Executive Officers and non-employee directors to own and hold our common stock equal in value to a multiple of base salary or annual cash retainer, as follows:

Chief Executive Officer	3x base salary

Other Named Executive Officers	2x base salary

Non-Employee Directors	5x annual cash retainer

Named Executive Officers and non-employee directors must achieve the required stock ownership within five years from the implementation of the guideline. New Named Executive Officers and non-employee directors must achieve the guidelines within five years from the date of their initial election or change in status. Shares counted toward the ownership requirement include all shares beneficially owned by an officer or director, as such term is defined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (Exchange Act), excluding shares that would be deemed to be beneficially owned as a result of the ownership of stock options.

To facilitate compliance with the guidelines, 50% of the net after-tax profit shares acquired by the executive or director through equity compensation programs (e.g., stock option exercises, earned performance shares and vested restricted stock) must be held until the executive or director satisfies the ownership guidelines. Net after-tax profit shares are the shares remaining after payment of any exercise price and taxes owed at the exercise of any option or stock appreciation right, vesting of restricted stock or earn-out of performance shares. If an executive or director fails to comply with the guidelines within five years, 100% of the executive’s or director’s net after-tax profit shares acquired through equity compensation programs must be held until the executive or director meets the guideline.

Messrs. Stockert and Papa, Ms. Cohen and non-employee directors, other than Ms. Reiss, have until February 13, 2012 to satisfy the ownership guidelines, Mr. Konas has until January 1, 2015 and Ms. Reiss has until October 16, 2013.

Chief Executive Officer Compensation

The Committee reviews our relative performance, including total shareholder return, in setting Chief Executive Officer compensation. In light of our performance over the last two years, total compensation for the Chief Executive Officer decreased 21.3% (or $306,916) from 2007 to 2008. In addition, without giving effect to the buyout of the Chief Executive Officer’s Shareholder Value Plan liability, Chief Executive Officer compensation decreased 9% (or $102,639) from 2008 to 2009. The Chief Executive Officer’s base salary level has also remained flat and will not increase for 2010. Further, our Chief Executive Officer did not receive any annual cash incentive awards under our Partners in Performance framework in 2008 or 2009, and the Committee reduced his 2010 cash incentive award target by 25.0% versus his 2009 target. The Committee also reduced Mr. Stockert’s long-term incentive awards granted in 2009 for performance in 2008 by 45.2% from the award levels he received in 2008 for performance in 2007. His long-term incentive awards granted in 2010 for performance in 2009 were up 21.6% year-over-year, but remained 33.3% below the award levels he received in 2008 for performance in 2007.

Total compensation reflected in the 2009 Summary Compensation Table for Mr. Stockert reflects the buyout of his Shareholder Value Plan liability at 40% of target levels. The buyout caused Mr. Stockert’s reported total compensation to increase 6.4% (or $72,361) from 2008 to 2009. As discussed above, the buyout was offered to all plan participants. The savings realized by the Company for the buyout of Mr. Stockert’s awards versus target levels was $262,500. The discounted amount realized by the Company for the buyout of all awards under the plan was approximately $1.2 million.

As discussed above, in setting Mr. Stockert’s 2010 target total compensation, the Committee considered information from the Asset-Based peer group and the Size-Based peer group. Mr. Stockert’s target total direct compensation (which includes base salary, target annual cash incentive, and target long-term incentive grant value) is approximately 20% below the median total direct compensation levels of CEOs in both peer groups. Although Mr. Stockert’s total compensation increased slightly from 2008 to 2009, actual total direct compensation for 2009 was well below the target level, and the target level was well below peer group medians. In this way, the Committee believes that Mr. Stockert’s pay levels have been quite conservative and have been aligned with our performance, despite the slight year-over-year increase from 2008 to 2009.

Employment Agreements

We have employment agreements with each of our Named Executive Officers. We entered into these agreements to recruit and/or retain each executive. These agreements provide each Named Executive Officer with a competitive level of financial security in the event of certain involuntary terminations. In particular, these agreements provide for severance in the event of an involuntary termination without cause related to a change of control (as defined below), which allows each executive to remain neutral and encourages each executive to maximize shareholder value in the face of a transaction that could eliminate his or her job. Change of control severance for the Named Executive Officers would be provided if the executive is involuntarily terminated without cause, resigns for good reason within a certain period of time following the change of control, or (in the case of Messrs. Stockert and Papa and Ms. Cohen) resigns for any reason within the 90-day period commencing on the one-year anniversary of a change of control (commonly referred to as a “modified double-trigger”). In return for severance benefits, these agreements protect us through certain restrictive covenants (e.g., non-competition, non-solicitation, etc.) for a period of time post-termination. See the discussion under “Employment Agreements” for more detail regarding these agreements.

Effect of Regulatory Requirements on Executive Compensation

Code Section 162(m)

Under Code Section 162(m), certain limits are placed on the tax deductibility of compensation paid to our Chief Executive Officer and our three other most highly compensated executives unless the compensation meets the requirement for “performance-based compensation” as set forth in the tax law and the related regulations. In designing our compensation programs and practices, we have taken the possible effect of Code Section 162(m) into account, but we recognize the need to maintain flexibility in establishing compensation plans and arrangements for our executive officers in order to achieve our business objectives. As long as we qualify as a REIT, we do not pay taxes at the corporate level. As such, we believe any loss of deductibility of compensation does not have a significant adverse impact on us. In 2009, all compensation paid to these executives was deductible under Code Section 162(m). To the extent that any part of our compensation expense does not qualify for deduction under Code Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. The Committee will continue to use its best judgment when adopting any plan or compensation arrangement by taking into account all factors, including the materiality of any deductions that might be lost as well as the broader interests to be served by paying competitive compensation.

Code Section 409A

Code Section 409A generally changes the tax rules for executives that affect most forms of nonqualified deferred compensation for executives that were not earned and vested prior to 2005. The Committee takes the additional tax risk for executives under Code Section 409A into account in determining the terms of the nonqualified deferred compensation arrangements for our executives. We intend to draft, operate and administer our nonqualified deferred compensation arrangements to minimize any additional tax risk to executives under Code Section 409A. See the 2009 Nonqualified Deferred Compensation table and associated narrative for a more detailed discussion of our nonqualified deferred compensation arrangements.

Executive Compensation and Management Development Committee Report

The Executive Compensation and Management Development Committee of the board of directors consists of the three directors named below, each of whom is independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines.

We have the authority to engage an independent compensation consultant or other advisors. We currently use Cook as our independent compensation consultant. Cook does no work for management unless requested by our Committee chair, receives no compensation from the Company other than for its work in advising the Committee and maintains no other economic relationships with the Company.

We held seven meetings during 2009. The meetings were designed, among other things, to facilitate and encourage free and frank discussion between Committee members and our consultant as well as extensive communication among Committee members, executive management, and other Company personnel involved in executive compensation matters.

We reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on our review and these discussions with management and our compensation consultant, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Submitted by the Executive Compensation and Management Development Committee:

Stella F. Thayer, Chair

Walter M. Deriso, Jr.

Russell R. French

Review of Risk Associated with Compensation Plans

Based on a review of the Company’s compensation policies and practices for all employees, including executive officers, the Company determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company. Cook, the Executive Compensation and Management Development Committee’s independent compensation consultant, advised the Committee with respect to the risk assessment of the Company’s compensation programs for executive officers. Management performed a separate risk assessment for all other employees and reported the results of its review to the Committee.

The risk assessment for the Company’s executive officers included a review of each of the Company’s compensation policies and practices applicable to executive officers. As part of the review, Cook identified the potential risk areas associated with each practice and assessed whether the Company’s practices posed any actual risks. The assessment noted several design features of the Company’s cash and equity incentive programs that reduce the likelihood of excessive risk-taking:

•	an appropriate pay philosophy, peer group, and market positioning to support business objectives;

•	an effective balance in:

-the mix of cash and equity

-corporate, business unit and individual performance focus

-financial and non-financial performance measurement, and discretion; and

•	meaningful risk mitigants, including stock ownership guidelines and independent oversight by the Committee.

As part of the assessment for all other employees, management reviewed the Company’s compensation policies and practices and incentive compensation plans relative to the broader employee base. Management also reviewed the Company’s most recent enterprise risk assessment in analyzing enterprise risks, the incentive compensation plans relative to those risks, and actual payouts. Management noted that the Company’s compensation policies and practices for all other employees are competitive in payout and realistic in achievement. In addition, management noted that the Company has established a hierarchy of responsibilities and authority, and has a system of internal controls in place to monitor, manage and approve the performance-based incentive compensation policies and practices to mitigate the likelihood of significant risk taking.

2009 Summary Compensation Table

The following table sets forth information concerning total compensation for the Named Executive Officers for 2007, 2008 and 2009 (except for Mr. Konas which is only for 2009).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David P. Stockert	2009	420,000	—	325,871		167,592		—	290,162	1,203,625
President & Chief Executive Officer	2008	420,000	—	600,023		—		—	111,241	1,131,264
	2007	405,000	—	275,040		275,018		365,000	118,122	1,438,180
Christopher J. Papa	2009	342,000	—	203,671		125,694		153,600	128,027	952,992
Executive VP & Chief Financial Officer	2008	342,000	226,800	400,001		—		—	7,363	976,164
	2007	330,000	—	600,048		200,033		222,500	9,178	1,361,759
Thomas L. Wilkes(5)	2009	352,000	—	359,589	(6)	327,336	(7)	158,400	923,004	2,120,329
Executive VP & President, Post Apartment Management	2008	352,000	79,200	400,001		—		—	23,075	854,276
	2007	340,000	—	200,016		200,033		222,500	10,328	972,877
Sherry W. Cohen	2009	290,000	—	122,200		83,796		104,400	84,346	684,742
Executive VP & Corporate Secretary	2008	290,000	202,200	250,027		—		—	8,682	750,909
	2007	280,000	—	125,040		125,047		156,000	10,497	696,584
Charles A. Konas(8)	2009	250,000	—	35,035		16,759		61,250	36,741	399,785
Executive VP Construction / Development

(1)	In 2009, each of the Named Executive Officers contributed a portion of his or her salary to our 401(k) plan. In addition, Mr. Konas deferred a portion of his salary under the Deferred Compensation Plan, which is included in the 2009 Nonqualified Deferred Compensation table.

(2)	Represents the aggregate grant date fair value for restricted stock awards and option awards granted in the applicable year, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 9 to the consolidated financial statements in the Form 10-K for the fiscal year ended December 31, 2009 filed on March 1, 2010. An overview of the features of these awards can be found in the “Compensation Discussion and Analysis” above.

(3)	Represents amounts earned under the annual cash incentive plan for the applicable fiscal year. For information about the 2009 plan, see “Compensation Discussion and Analysis — Annual Cash Incentives — 2009 Annual Incentive Award Program.”

(4)	All Other Compensation for 2009 is as follows:

Name	401(k) Match ($)(a)	Insurance Premiums ($)(b)	Perquisites ($)(c)	Shareholder Value Plan Buy Out ($)(d)	Cash Severance Amounts ($)(e)
David P. Stockert	7,350	1,504	106,308	175,000	—
Christopher J. Papa	7,350	677	—	120,000	—
Thomas L. Wilkes	7,350	1,827	356	120,000	793,471
Sherry W. Cohen	7,350	1,996	—	75,000	—
Charles A. Konas	7,350	1,951	12,440	15,000	—

(a)	This column represents amounts contributed by the Company to each Named Executive Officer’s account under the 401(k) plan. Amounts contributed to the 401(k) plan are calculated on the same basis for all participants including the Named Executive Officers.

(b)	This column represents the Company’s contribution for long-term executive disability premiums for each Named Executive Officer.

(c)	This column reports perquisites in 2009 (1) for Mr. Stockert, including $100,000 loan forgiveness described in more detail under the caption “Certain Relationships and Related Person Transactions — Loans to Executive Officers” and (2) for Mr. Konas, including a $7,200 automobile allowance. The perquisites for the other Named Executive Officers were less than $10,000 in 2009.

(d)	Represents the buy out of each Named Executive Officer’s unvested rights with respect to the 2007-2009 and 2008-2010 performance periods under the Company’s Shareholder Value Plan. The Executive Compensation and Management Development Committee suspended future awards under the Company’s Shareholder Value Plan in February 2009. The Company paid 40% of the target potential award for the two open performance periods in exchange for each Named Executive Officer agreeing to terminate his or her unvested right to receive a cash award for the two open performance periods. Additional information regarding the buy-out can be found in “Compensation Discussion and Analysis” above.

(e)	This column represents the severance to be received by Mr. Wilkes. The severance will be paid over time from January 1, 2010 to June 30, 2011 and includes base salary and bonus continuation, health care coverage, life insurance and long-term disability coverage, premium reimbursement for health care coverage, life insurance and long-term disability, and tax and related “gross up” payments with respect to health and welfare benefit payments. Refer to “Potential Payments Upon Termination or Change of Control” for more detail.

(5)	Mr. Wilkes’ last day of employment was December 31, 2009. All of Mr. Wilkes’ stock options and restricted stock awards became fully vested on December 31, 2009. Additionally, in accordance with his Amended and Restated Employment and Change in Control Agreement, dated February 11, 2008, Mr. Wilkes was entitled to severance, which is reported as “All Other Compensation.”

(6)	Represents restricted stock awards granted in 2009 with an aggregate grant date fair value of $203,671. All shares of restricted stock reported in the 2009 Outstanding Equity Awards at Fiscal Year-End table, not otherwise vested in accordance with Mr. Wilkes’ Amended and Restated Employment and Change in Control Agreement, dated February 11, 2008, were fully vested by the Executive Compensation and Management Committee as of December 31, 2009. Accordingly, amounts above also reflect $155,918 for the incremental fair value of the modified restricted stock awards, computed as of the date of modification in accordance with FASB ASC Topic 718.

(7)	Represents option awards granted in 2009 with an aggregate grant date fair value of $125,694. All option awards reported under in the 2009 Outstanding Equity Awards at Fiscal Year-End table, not otherwise vested in accordance with Mr. Wilkes’ Amended and Restated Employment and Change in Control Agreement, dated February 11, 2008, were fully vested by the Executive Compensation and Management Committee as of December 31, 2009 and modified to extend the time period in which Mr. Wilkes may exercise such options to the earlier of the expiration of their full term or December 31, 2012. Accordingly, amounts above also reflect $201,642 for the incremental fair value of the modified option awards, computed as of the date of modification in accordance with FASB ASC Topic 718.

(8)	Mr. Konas first became a named executive officer in fiscal 2009. Under SEC rules, we are not required to provide compensation information for Mr. Konas prior to the time he became a named executive officer.

2009 Grants of Plan-Based Awards

The following table sets forth information with respect to possible payouts under non-equity incentive plan awards and restricted stock and option awards granted to each of the Named Executive Officers during 2009.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)(1)	All Other Option Awards (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock or Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)
David P. Stockert	02/09/2009					26,667			325,871
	02/09/2009						80,000	12.22	167,592
	02/09/2009	(4)	—	420,000	630,000
Christopher J. Papa	02/09/2009					16,667			203,671
	02/09/2009						60,000	12.22	125,694
	02/09/2009	(4)	—	256,000	384,000
Thomas L. Wilkes	02/09/2009					16,667			203,671
	02/09/2009						60,000	12.22	125,694
	02/09/2009	(4)	—	264,000	396,000
Sherry W. Cohen	02/09/2009					10,000			122,200
	02/09/2009						40,000	12.22	83,796
	02/09/2009	(4)	—	174,000	261,000
Charles A. Konas	02/09/2009					2,867			35,035
	02/09/2009						8,000	12.22	16,759
	02/09/2009	(4)	—	87,500	131,250

(1)	Represents restricted stock granted on February 9, 2009. One-third of these shares vested on December 31, 2009, one-third will vest on December 31, 2010 and one-third will vest on December 31, 2011. Dividends are paid on all shares of restricted stock.

(2)	Represents stock option awards granted on February 9, 2009. One-third of these options vested on February 9, 2010, one-third will vest on February 9, 2011 and one-third will vest on February 9, 2012.

(3)	Represents the grant date fair value of the restricted stock and stock option awards granted during 2009 computed in accordance with FASB ASC Topic 718. See Note 9 to the consolidated financial statements in the Form 10-K filed on March 1, 2010 for the assumptions made in determining the grant-date fair values. There can be no assurance that the restricted stock or stock option awards will vest (in which case no value will be realized by the executive) or that the value received upon the vesting of such awards will be equal to the FASB ASC Topic 718 value. The closing price of our common stock on the NYSE as of February 9, 2009 was $12.22.

(4)	Represents possible payouts under an annual cash incentive plan as determined under the Company’s “Partners in Performance” framework. There is no threshold level under the plan. Actual payouts for 2009 have been determined and are reflected in the 2009 Summary Compensation Table in the Non-Equity Incentive Plan Compensation column. Mr. Stockert’s annual cash incentive was allocated 80% to corporate performance and 20% to business unit/leadership measures. For Messrs. Papa and Wilkes and Ms. Cohen, 40% of the annual incentive opportunity was allocated to corporate performance, and 60% to business unit/leadership performance. For Mr. Konas, 30% of the annual incentive opportunity was allocated to corporate performance, and 70% to business unit/leadership performance. For further detail about the Partners in Performance framework see the discussion under “Annual Cash Incentives” in Compensation Discussion and Analysis.

2009 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding option and stock awards for each of the Named Executive Officers as of December 31, 2009.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)
David P. Stockert	05/31/2001	175,000	—		36.47	05/31/2011
	01/30/2003	23,000	—		24.01	01/30/2013
	07/17/2003	175,000	—		26.07	07/17/2013
	01/20/2004	50,000	—		27.98	01/20/2014
	01/18/2005	50,000	—		32.53	01/18/2015
	01/18/2006	60,000	—		40.15	01/18/2016
	02/02/2007	25,380	12,690	(3)	48.00	02/02/2017
	02/09/2009	—	80,000	(4)	12.22	02/09/2019
							32,101	629,180
Christopher J. Papa	12/01/2003	30,000	—		28.99	12/01/2013
	01/18/2005	16,667	—		32.53	01/18/2015
	01/18/2006	30,000	—		40.15	01/18/2016
	02/02/2007	18,460	9,230	(3)	48.00	02/02/2017
	02/09/2009	—	60,000	(4)	12.22	02/09/2019
							18,228	357,269
Thomas L. Wilkes(5)	02/10/2000	26,316	—		38.13	02/10/2010
	05/31/2001	50,000	—		36.47	05/31/2011
	07/17/2003	50,000	—		26.07	12/31/2012
	01/20/2004	20,000	—		27.98	12/31/2012
	01/18/2005	25,000	—		32.53	12/31/2012
	01/18/2006	30,000	—		40.15	12/31/2012
	02/02/2007	27,690	—		48.00	12/31/2012
	02/09/2009	60,000	—		12.22	12/31/2012
							—	—
Sherry W. Cohen	02/10/2000	40,000	—		38.13	02/10/2010
	07/17/2003	48,334	—		26.07	07/17/2013
	01/20/2004	20,000	—		27.98	01/20/2014
	01/18/2005	12,500	—		32.53	01/18/2015
	01/18/2006	17,500	—		40.15	01/18/2016
	02/02/2007	11,540	5,770	(3)	48.00	02/02/2017
	02/09/2009	—	40,000	(4)	12.22	02/09/2019
							11,518	225,753
Charles A. Konas	01/18/2005	1,000	—		32.53	01/18/2015
	01/18/2006	3,700	—		40.15	01/18/2016
	02/02/2007	1,526	764	(3)	48.00	02/02/2017
	02/09/2009	—	8,000	(4)	12.22	02/09/2019
							2,409	47,216

(1)	The shares of restricted stock vest as follows:

	7/17/10	12/31/10	7/17/11	12/31/11
David P. Stockert	4,795	13,622	4,795	8,889
Christopher J. Papa	—	11,001	—	7,227
Thomas L. Wilkes	—	—	—	—
Sherry W. Cohen	1,439	5,306	1,439	3,334
Charles A. Konas	—	1,452	—	957

(2)	The market value of the restricted stock awards is based on the closing price of our common stock on the NYSE as of December 31, 2009, which was $19.60.

(3)	Unvested portion vested on February 2, 2010.

(4)	Vested one-third on February 9, 2010, and one-third vests on each of February 9, 2011 and 2012.

(5)	Mr. Wilkes’ last day of employment was December 31, 2009. All of Mr. Wilkes’ stock options and restricted stock awards became fully vested on December 31, 2009. In addition, all of Mr. Wilkes’ stock options will remain exercisable until the earlier of (a) the expiration of the option term or (b) December 31, 2012.

2009 Option Exercises and Stock Vested

The following table sets forth information concerning the amounts realized upon the exercise of options and on the vesting of stock during 2009 by each of the Named Executive Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David P. Stockert	—	—	20,325	365,764
Christopher J. Papa	—	—	12,386	242,766
Thomas L. Wilkes	—	—	31,559	602,250
Sherry W. Cohen	—	—	7,612	139,410
Charles A. Konas	—	—	1,682	32,967

(1)	Amounts reflect the closing price of our common stock on the NYSE on the day the restricted stock vested.

2009 Nonqualified Deferred Compensation

The following table sets forth information regarding deferred compensation that is not tax-qualified for each of the Named Executive Officers.

Name	Executive Contributions in 2009 ($)(1)	Aggregate Earnings in 2009 ($)	Aggregate Balance at December 31, 2009 ($)(2)
David P. Stockert	—	—	—
Christopher J. Papa	—	—	—
Thomas L. Wilkes	—	3,161	11,790
Sherry W. Cohen	—	83,821	382,467
Charles A. Konas	6,500	6,601	26,422

(1)	The amounts in this column are also included in the salary column of the 2009 Summary Compensation Table.

(2)	Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table for this year, and for previous years:

Name	Reported in Current Summary Compensation Table ($)	Reported in Previous Years’ Summary Compensation Table ($)	Total ($)
David P. Stockert	—	—	—
Christopher J. Papa	—	—	—
Thomas L. Wilkes	—	20,000	20,000
Sherry W. Cohen	—	300,052	300,052
Charles A. Konas	6,500	19,500	26,000

Each Named Executive Officer may elect to defer the payment of all or a portion of his or her salary and bonus for any calendar year under our Deferred Compensation Plan. The amount of compensation that may be deferred under the plan is not limited.

The deferrals made by a participant under the plan are credited to a bookkeeping account for the participant. We will make adjustments to each participant’s account balance to reflect the investment return that would have been received had the account balance been invested in one or more benchmark return options which the participant elects for us to use in making such adjustments to his or her account. The array of benchmark return options changes from time to time. As of December 31, 2009, Named Executive Officers and other participants could choose among several different investments, including domestic and international equity, income, short term investment and balanced mutual fund investments. Participants can change their deferral elections in accordance with procedures established by the Company from time to time. All deferred amounts are held in a rabbi trust.

When participants elect to defer amounts, they may also select when the amounts ultimately will be distributed to them. Distributions may be either made at a fixed time specified by the participant — whether or not employment has then ended — or as of the participant’s retirement or separation, disability, death or upon a change of control. Distributions may also be made in the event of certain unforeseeable emergencies. A participant may elect to have the Company distribute his or her account in one of the following methods: (1) one lump sum; (2) five annual installments; or (3) ten annual installments. However, if the balance credited to the participant’s account does not exceed $10,000, the participant’s account will automatically be distributed in one lump sum. In addition, all distributions made pursuant to a fixed time election, an unforeseeable emergency, death, or a change of control will be made in one lump sum. All distributions are made in cash.

Employment Agreements

We have employment agreements with our Named Executive Officers. The discussion below reflects the agreements as amended and restated. The agreements generally provide for a minimum base salary and eligibility to receive (1) an annual bonus based on individual and corporate goals established by the Executive Compensation and Management Development Committee, (2) incentive compensation in the form of options to purchase our common stock, (3) incentive compensation in the form of awards of restricted stock and (4) a target award under the Shareholder Value Plan. The Executive Compensation and Management Development Committee has suspended the grant of future awards under the Shareholder Value Plan and bought out all outstanding awards under the Shareholder Value Plan, as described under the caption “Termination and Buyout of Future Awards Under the Shareholder Value Plan” in the Compensation Discussion and Analysis.

The agreements also provide for participation in our employee benefit plans and specified executive perquisites disclosed in the 2009 Summary Compensation Table above. As part of the employment agreements, our Named Executive Officers agree to protect our trade secrets for so long as such information remains a trade secret, to protect any confidential or proprietary information for the one year period following his or her termination of employment and to refrain from soliciting our customers and our employees for the two year period following his or her termination of employment. In addition, our Named Executive Officers agree not to compete with us for the one-year period following his or her termination of employment. Included in the employment agreements are termination and change of control provisions, which are more fully described in “Potential Payments Upon Termination or Change of Control” below. Other terms of these agreements are summarized in the table below.

Name	Minimum Annual Base Salary ($)	Term of Employment Agreement
David P. Stockert	420,000	07/17/2012(1)
Christopher J. Papa	342,000	10/16/2010(2)
Thomas L. Wilkes	352,000	N/A(3)
Sherry W. Cohen	290,000	10/16/2010(2)
Charles A. Konas	250,000	10/11/2010(4)

(1)	Agreement renews for 3-year term on each anniversary of agreement unless terminated by either party pursuant to the agreement’s notice and termination provisions.

(2)	Agreement renews for an additional 1-year term on each anniversary of agreement unless terminated by either party pursuant to the agreement’s notice and termination provisions. The notice provisions were amended in February 2008 to require at least 6-months advance notice by the Company of any decision not to renew.

(3)	Mr. Wilkes’ last day of employment was on December 31, 2009, and he will be paid in accordance with his Amended and Restated Employment and Change in Control Agreement, dated February 11, 2008, as described below under the caption “Potential Payments Upon Termination or Change of Control.”

(4)	Agreement renews for an additional 1-year term on each anniversary of agreement unless terminated by either party pursuant to the agreement’s notice and termination provisions. The notice provisions require at least 30-days advance notice by the Company of any decision not to renew.

Potential Payments Upon Termination or Change of Control

As part of the employment agreements with our Named Executive Officers, we have agreed to pay certain amounts and provide certain benefits following termination of employment or a change of control under certain circumstances, as described below.

Mr. Wilkes is not included in the discussion below because his last day of employment was December 31, 2009. Mr. Wilkes will receive compensation in accordance with the provisions regarding termination without cause in his Amended and Restated Employment and Change in Control Agreement, dated February 11, 2008. His severance, detailed below, is included in the 2009 Summary Compensation Table but will be paid over time from January 1, 2010 to June 30, 2011.

Type	Amount ($)
Cash Compensation — base salary and average bonus	752,600
Premium reimbursement for health care coverage, life insurance and long-term disability	21,622
Tax and related “gross up” payments with respect to health and welfare benefit payments	12,965
Outplacement services	4,500
Interest on deferred compensation	1,784

793,471
Value of equity award modifications	357,560

1,151,031

The Executive Compensation and Management Development Committee approved the vesting of all options and restricted stock previously granted to Mr. Wilkes, that did not otherwise vest in accordance with his Amended and Restated Employment and Change in Control Agreement, in connection with his departure from the Company. In addition, the Committee determined that all options previously granted to Mr. Wilkes, whether or not fully vested, and all rights Mr. Wilkes has to exercise such options, shall remain outstanding and fully exercisable until the earlier of the expiration of their full term or three years from December 31, 2009. The awards were modified by the Committee as of December 31, 2009. The 2009 Summary Compensation Table includes the incremental fair value of all modified options and restricted shares of common stock, computed as of the date of modification in accordance with FASB ASC Topic 718.

Termination For Cause or By Executive Without Good Reason.    In the event of termination by us for cause or by the executive without good reason, the executives will forfeit all compensation, perquisites and benefits provided in the agreements and will forfeit all unvested options to purchase common stock and unvested restricted stock.

Termination Without Cause or By Executive For Good Reason.    If any employment agreement is terminated by us without cause or by one of the executives for good reason, the executives will continue to receive all cash compensation, other benefits under our benefit plans and certain perquisites owed for the time periods specified for each executive in the table below (column A) as if he or she continued to be employed for such time periods; provided that certain payments may be delayed for up to six months in accordance with 409A of the Code. In addition, for Mr. Stockert, any unvested stock options and restricted stock shall vest on the date of termination to the extent that any such option or restricted stock would have vested through the term of his agreement. For Mr. Papa and Ms. Cohen, any unvested stock options and restricted stock shall vest on the date of termination to the extent that any such option or share of restricted stock would have vested 18 months from the termination date. For Mr. Konas, any unvested stock options and restricted stock shall vest on the date of termination to the extent that any such option or share of restricted stock would have vested 15 months from the termination date, and he shall be treated as an “eligible former employee” under an incentive award program the Company maintains for development and construction personnel that would allow him to receive stock awards over time to the extent total returns on development projects he was responsible for exceeded a 10% “hurdle return” set by the Company. For each executive, the period during which outstanding options may be exercised will be determined as described in the table below (column B). In February 2009, the Executive Compensation and Management Development Committee (1) determined that future awards under the Shareholder Value Plan, including awards that would have been made for the 2009-2011 performance period, should be suspended and (2) authorized a buyout of outstanding performance awards under the Shareholder Value Plan, as described under the caption “Termination and Buyout of Future Awards Under the Shareholder Value Plan” in the Compensation Discussion and Analysis. Therefore, the executives are no longer entitled to receive any benefit related to the Shareholder Value Plan.

Name	Payment Period for Cash Compensation and Other Benefits Following Termination Date (A)	Exercise Period for Options Following Termination Date (B)
David P. Stockert	remaining agreement term	deemed employed through lesser of agreement term and remaining option term
Christopher J. Papa	18 months	deemed employed through lesser of 18 months and remaining option term
Sherry W. Cohen	18 months	deemed employed through lesser of 18 months and remaining option term
Charles A. Konas	15 months	deemed employed through lesser of 15 months and remaining option term

In addition, through 2011 Mr. Stockert will receive a payout equal to $100,000 for each year remaining under the term of his agreement to reduce the principal amount under one of his outstanding loans.

Termination in Connection with Change of Control.    For Messrs. Stockert and Papa and Ms. Cohen, if a change of control (as defined below) occurs and an executive’s employment is terminated by us without cause or by one of the executives for good reason during the period following the change of control (the protection period) specified in the table below (column A) or during the 60-day period leading up to the date of the change in control or if the executive resigns during the 90-day period that starts on the first anniversary of the change of control for any or no reason, the executive will, within 30 days of his or her termination, receive a lump sum payment equal to the multiple of the executive’s cash compensation specified in the table below (column B); provided that certain payments may be delayed for up to six months in accordance with 409A of the Code. Cash compensation, for purposes of change of control severance, is defined in the agreements as the executive’s base salary at the time of termination (or if greater, the average salary over the prior three years) plus the average annual cash bonuses earned over the prior three years. For Mr. Konas, if a change of control (as defined below) occurs and his employment is terminated by us without cause or by Mr. Konas for good reason during the period following the change of control (the protection period) specified in the table below (column A) or during the 60-day period leading up to the date of the change in control, the executive will, at his termination, receive a lump sum payment equal to the multiple of his base salary specified in the table below (column B). The value of the stock options and restricted shares are not included. In addition, for each of Messrs. Stockert, Papa, Konas and Ms. Cohen any of his or her unvested stock options and restricted stock shall fully vest, and notwithstanding the terms of the stock options, the options shall remain exercisable for the remaining terms of the options as if there had been no termination of employment. In February 2009, the Executive Compensation and Management Development Committee (1) determined that future awards under the Shareholder Value Plan, including awards that would have been made for the 2009-2011 performance period, should be suspended and (2) authorized a buyout of outstanding performance awards under the Shareholder Value Plan, as described under the caption “Termination and Buyout of Future Awards Under the Shareholder Value Plan” in the Compensation Discussion and Analysis. Therefore, the executives are no longer entitled to receive any benefit related to the Shareholder Value Plan. The executive will also continue to receive coverage and benefits under the employee benefit plans for the period specified in the table below (column C).

Name	Protection Period (A)	Payment Multiple of Cash Compensation or Base Salary Following Termination (B)	Period of Continued Coverage and Benefits Under Employee Benefit Plans (C)
David P. Stockert	3 years	3 times cash compensation	3 years
Christopher J. Papa	3 years	3 times cash compensation	3 years
Sherry W. Cohen	3 years	3 times cash compensation	3 years
Charles A. Konas	2 years	1.5 times base salary	18 months

In addition, Mr. Stockert will, within 30 days of termination, receive a payment equal to $100,000 for each year remaining in the protection period to reduce the principal amount under one of Mr. Stockert’s outstanding loans.

Definitions and Other Provisions

Under the employment agreements, a change of control is defined as:

•	any change of control which is required to be reported in a proxy statement,

•	a person becoming a beneficial owner of 45% or more of the combined voting power of our then outstanding securities for the election of directors,

•

the members of our board of directors at the beginning of any period of two consecutive years or less cease for any reason to constitute a majority of our board of directors unless their successors were approved by at least two-thirds of the members of our board of directors at the beginning of such period,

•

the approval by our shareholders of a reorganization, merger, consolidation or share exchange which results in our common stock being converted or changed into securities of another non-Company affiliated organization,

•	any dissolution or liquidation of the Company or the sale or disposition of 50% or more of our assets or business, or

•

the approval by our shareholders of any reorganization, merger, consolidation or share exchange with another corporation that would cause existing shareholders of the Company to hold less than 60% of the outstanding shares of common stock of the surviving entity.

A change of control is “effective” under these agreements on the date of the closing of the transaction which effects the change of control or, if there is no such closing, on the date the change of control is reported to the SEC (or otherwise publicly announced as effective).

If any of the executives would be subject to a “golden parachute” excise tax as a result of the benefits called for under the change of control provisions in his or her employment agreement, he or she agrees to waive his or her right to up to $25,000 for Messrs. Stockert and Papa and Ms. Cohen or $10,000 for Mr. Konas of such benefits in order to eliminate such tax. However, if such a waiver would fail to eliminate such tax, no waiver shall be required, and we will make payments to the executive sufficient to pay such excise tax, any additional federal, state and local taxes due (other than a tax under Section 409A of the Code) and social security and other employment taxes as a result of such payment of excise taxes and any interest or penalties assessed by the Internal Revenue Service related to such excise tax payments (subject to exceptions).

The tables below were prepared as though the Named Executive Officers’ employment was terminated or a change of control occurred on December 31, 2009 using the closing price of our common stock as of December 31, 2009, the last day of the trading year (both as required by the SEC). The amounts reflect the acceleration of benefits described above as well as benefits payable or other consequences under our benefit plans in connection with a change of control. There can be no assurance that a termination or change of control would produce the same or similar results as those shown below if it occurs on any other date or at any other price.

	Cash Severance ($)(1)	Continued Benefits and Perquisites ($)(2)	Accelerated Vesting of Unvested Equity Compensation ($)(3)	Excise Tax Gross-Up ($)(4)	Total ($)
David P. Stockert
• For Cause/Resignation without Good Reason	—	—	—	N/A	—
• Death/Disability/Retirement	—	—	1,031,616	N/A	1,031,616
• Involuntary Termination without Cause, Resignation for Good Reason	1,344,717	31,672	1,419,580	N/A	2,795,969
• Termination in connection with a Change of Control	1,585,000	40,578	1,419,580	—	3,045,158
Christopher J. Papa
• For Cause/Resignation without Good Reason	—	—	—	N/A	—
• Death/Disability/Retirement	—	—	787,819	N/A	787,819
• Involuntary Termination without Cause, Resignation for Good Reason	830,600	17,959	510,820	N/A	1,359,379
• Termination in connection with a Change of Control	1,456,400	37,895	800,069	—	2,294,364
Sherry W. Cohen
• For Cause/Resignation without Good Reason	—	—	—	N/A	—
• Death/Disability/Retirement	—	—	464,544	N/A	464,544
• Involuntary Termination without Cause, Resignation for Good Reason	652,900	12,581	328,997	N/A	994,478
• Termination in connection with a Change of Control	1,166,600	30,841	520,953	—	1,718,394
Charles A. Konas
• For Cause/Resignation without Good Reason	—	—	—	N/A	—
• Death/Disability/Retirement	—	—	106,256	N/A	106,256
• Involuntary Termination without Cause, Resignation for Good Reason	312,500	13,250	67,809	N/A	393,559
• Termination in connection with a Change of Control	375,000	15,042	106,256	—	496,298

(1)	Upon involuntary termination without Cause or resignation for Good Reason, includes cash severance equal to annual base salary plus average bonus earned over the prior three years, continued for the number of years remaining in the employment agreement term, in the case of Mr. Stockert and for 18 months for Mr. Papa and Ms. Cohen. For purposes of this table, the average of bonuses earned for 2007-2009 were used to calculate severance. In addition, Mr. Papa and Ms. Cohen would receive their target bonus for the year of termination, prorated for the number of months worked during the year. For purposes of this table, cash severance includes the difference between target bonus and actual bonus received for 2009 for Mr. Papa and Ms. Cohen. In the case of Mr. Konas, includes cash severance equal to annual base salary continued for 15 months. Upon termination in connection with a Change of Control, in the case of Messrs. Stockert and Papa and Ms. Cohen, includes cash severance equal to three times the executive’s cash compensation. In the case of Mr. Konas, includes one and one half times Mr. Konas’ base salary.

(2)	Includes medical, dental, vision, life, accidental death & dismemberment, short-term disability, long-term disability, and supplemental long-term disability coverage. Cost of continued benefits is estimated using 2009 annual costs and an 8% annual growth factor.

(3)	Amounts in this column represent the “in-the-money” value of unvested stock options and the full value of unvested restricted stock awards as of December 31, 2009 (the assumed termination date) to the extent vesting would be accelerated upon termination under these scenarios. These amounts are different than our compensation expense for granting these awards. The assumed share price upon each termination scenario is $19.60 which was the closing price of our common stock on the NYSE on December 31, 2009, the last trading day of the year. Also includes the dollar value of loan forgiveness for Mr. Stockert, which would accelerate upon termination without Cause or resignation for Good Reason.

(4)	If any of the Named Executive Officers would be subject to a “golden parachute” excise tax as a result of the benefits called for under the change of control provisions in his or her employment agreement, for Messrs. Stockert and Papa and Ms. Cohen, he or she agrees to waive his or her right to up to $25,000 and for Mr. Konas he agrees to waive his right to up to $10,000 of such benefits in order to eliminate such tax. In any such case, the benefits will be reduced (not to exceed $25,000 or $10,000, as applicable) to the 280G “safe harbor,” which is defined below. However, if such a waiver would fail to eliminate such tax, no waiver shall be required, and we will make gross-up payments to the executive sufficient to pay such excise tax, any additional federal, state and local taxes due (other than a tax under Section 409A of the Code) and social security and other employment taxes as a result of such payment of excise taxes and any interest or penalties assessed by the Internal Revenue Service related to such excise tax payments (subject to exceptions). To calculate the excise tax gross-up liability, the following assumptions were used:

•

The 280G safe harbor is three times each Named Executive Officer’s “base amount” minus $1. Each executive’s base amount was calculated by taking the average W-2 income (box 1) from the past five years (2004-2008), as applicable.

•	The excise tax rate is 20% and the combined state and federal personal income tax rate is 40.7%, which represents the highest marginal tax rate.

•

The stock award parachute calculations for purposes of Section 280G were based on the safe harbor Black-Scholes valuation methodology in Rev. Proc. 2003-68, using the FASB ASC Topic 718 option valuation assumptions as of February 3, 2010 (volatility 41.64%, risk-free interest rate 2.78%, dividend yield 4.37%, expected term 6 years) and the remaining expected term calculated using Rev. Proc. 98-34 methodology. Per the 280G rules, the cost included in the parachute payment for the accelerated vesting of stock options, restricted stock, and accelerated loan forgiveness is the sum of (1) the excess of the aggregate accelerated benefit over the present value of the accelerated benefit and (2) the lapse of service obligation (1% times the number of months of vesting accelerated times the aggregate accelerated benefit). For the Shareholder Value Plan, the full target value of the award that is accelerated is included in the parachute.

•	Messrs. Stockert, Papa and Konas and Ms. Cohen’s total parachute did not exceed the Section 280G safe harbor. As a result, they would not have incurred any excise tax.

Compensation Committee Interlocks and Insider Participation

During 2009, Messrs. Deriso, French and Schwartz and Ms. Thayer served as members of the Executive Compensation and Management Development Committee. During 2009:

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on the Committee,

•	no member of the Committee was during the year or formerly an officer or employee of the Company or any of its subsidiaries,

•	no member of the Committee entered into any transaction with our Company in which the amount involved exceeded $120,000,

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on the Committee, and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our board of directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing the terms, conditions and arrangements involving any related person or potential conflict of interest transaction and for overseeing our Code of Business Conduct, which includes disclosure requirements applicable to our employees and our directors relating to conflicts of interest. Accordingly, the Audit Committee is responsible for reviewing and approving the terms and conditions of all transactions that involve the Company, one of our directors or executive officers or any of their immediate family members. Although we have not entered into any such transactions since January 1, 2009 that meet the requirements for disclosure in this Proxy Statement, if there were to be such a transaction, we would need the approval of our Audit Committee prior to entering into such transaction.

Loans to Executive Officers

We made loans to certain executive officers in 1999 and 2001. The purpose of these loans was generally to facilitate the executive’s purchase of our common stock. Some of these loans included forgiveness provisions where the principal amount would be forgiven in annual installments over five or ten years. In this way, these loans were economically similar to a restricted stock grant with annual installment vesting. All of the loans bear interest at 6.32%. Interest is payable quarterly and the loans are due in full on the earlier of (1) the tenth anniversary of the date of the note or (2) 30 days after the employee ceases for any reason to be an employee of the Company. The loans were made prior to July 30, 2002, the effective date of the Sarbanes-Oxley Act of 2002. Pursuant to the Sarbanes-Oxley Act, we may not extend further loans or change the payment terms of existing loans, but we may allow these loans to remain in place under their original terms.

We had outstanding loans to Mr. Stockert during 2009. In addition, the “All Other Compensation” column in the 2009 Summary Compensation Table reflects loan forgiveness of $100,000 for Mr. Stockert during 2009. The following table outlines loans with outstanding balances during the year ended December 31, 2009 for Mr. Stockert.

Name	Loan Date	Original Loan Amount ($)	Outstanding Balance as of 12/31/09 ($)	2009 Annual Forgiveness Amount ($)
David P. Stockert	May 2001	1,000,000	200,000	100,000
	June 2001	1,000,000	625,000	none

The May 2001 loan for Mr. Stockert provides for annual forgiveness in the amount of $100,000. In the aggregate, Mr. Stockert has repaid $375,000 of his June 2001 original loan amount with the proceeds from the sale of stock acquired upon the exercise of outstanding options.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for, among other things, reviewing with Deloitte & Touche LLP (Deloitte), our independent registered public accounting firm for fiscal year 2009, the scope and results of their audit engagement. In connection with the audit for the year ended December 31, 2009, the Audit Committee has:

•

reviewed and discussed with management the audited financial statements of Post Properties and Post Apartment Homes to be included in our Annual Report on Form 10-K for the year ended December 31, 2009;

•

discussed with Deloitte the matters required by the statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte their independence.

Management is primarily responsible for Post Properties’ financial reporting process (including its system of internal control) and for the preparation of the consolidated financial statements of Post Properties and Post Apartment Homes in accordance with generally accepted accounting principles (GAAP). Deloitte is responsible for auditing those financial statements and issuing an opinion on whether the audited financial statements conform with GAAP. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of Deloitte included in their report to the financial statements of Post Properties and Post Apartment Homes.

Based on the review and the discussions described in the preceding bullet points, the Audit Committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by the Audit Committee:

Russell R. French, Chair

Walter M. Deriso, Jr.

Dale Anne Reiss

Stella F. Thayer

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES

2009 and 2008 Fees

Deloitte served as our independent registered public accounting firm for the fiscal years ended December 31, 2009 and December 31, 2008. The table below summarizes fees for professional services rendered by Deloitte for the years ended December 31, 2009 and 2008.

Deloitte & Touche LLP Fees	Year Ended December 31, 2009 ($)	Year Ended December 31, 2008 ($)
Audit Fees(1)	665,000	650,000
Audit-Related Fees(2)	192,650	217,650
Tax Fees (3)	10,000	—
All other Fees(4)	—	4,000

Total	867,650	871,650

(1)	Represents audit fees and expenses related to audits of the annual financial statements of Post Properties and Post Apartment Homes, reviews of quarterly financial statements of Post Properties and Post Apartment Homes, audits of management’s assessment of the effectiveness of internal control over financial reporting of Post Properties and Post Apartment Homes and other attest services rendered in connection with securities offerings and registration statements.

(2)	Represents fees principally related to separate joint venture audits, other statutory audits, comfort letter procedures and accounting advisory services, and for 2008 also includes fees related to our formal process to pursue a business combination or other sales transaction.

(3)	Represents fees principally related to tax consulting.

(4)	Represents fees related to the 2002 Shareholder Value Plan.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has established a pre-approval policy for audit and permissible non-audit services provided by our independent registered public accounting firms. The policy gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for certain services on an annual basis. Pursuant to the policy and the Audit Committee Charter, the Audit Committee has delegated to its chair the authority to address any requests for pre-approval of other non-audit services between Audit Committee meetings that do not exceed $75,000 per non-audit service. Any such approvals are required to be subsequently ratified by the full Audit Committee.

None of the services provided by Deloitte for 2009 and 2008, that were approved by the Audit Committee, made use of the de minimus exception to pre-approval set forth in applicable rules of the SEC.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our Audit Committee appointed Deloitte to audit our consolidated financial statements for the year ending December 31, 2010 and to prepare a report on this audit. A representative of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareholders.

We are asking our shareholders to ratify the appointment of Deloitte as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board of directors is submitting the selection of Deloitte to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it will be considered as a direction to the board of directors and the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The board of directors recommends a vote FOR the ratification of the appointment of the independent registered public accountants.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2009 about our common stock that may be issued under our 1993 Employee Stock Plan and our Amended and Restated 2003 Incentive Stock Plan. As of December 31, 2009, there were outstanding stock grants subject to forfeiture for 132,480 shares which are not reflected in the table.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)/Sh	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by security holders:
1993 Employee Stock Plan	682,587	33.99	—
Amended and Restated 2003 Incentive Stock Plan	1,833,362	29.52	2,469,085

Total	2,515,949	30.73	2,469,085
Equity compensation plans not approved by security holders:	N/A	N/A	N/A

Total	2,515,949	30.73	2,469,085

(1)	The term for all outstanding options and SARs is ten years from the date of grant.

(2)	The Amended and Restated 2003 Incentive Stock Plan applies share counting on a fungible basis, which means that stock grants will count against the total shares available under the plan as 2.7 shares for every one share issued, while options will count against the total shares available as one share for every one share issued on the exercise of an option and SARs will count against the total shares available as one share for each share with respect to which the appreciation in the SAR is based if the SAR is settled in shares (as distinguished from one share for each share issued in satisfaction of the SAR). Shares issued that are forfeited will be added back to the total shares available on the same fungible basis. However, shares tendered by a participant or withheld by us to pay the exercise price of options or to satisfy any tax withholding obligation with respect to an award, and shares that are not issued in connection with the stock settlement of the SAR when the SAR is exercised, will not be added back to the shares authorized under the plan.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC certain reports with respect to each such person’s beneficial ownership of our equity securities. Based solely upon a review of the reports furnished to the company, or written representations from reporting persons that all reportable transactions were reported, the company believes that during the fiscal year ended December 31, 2009 the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a).

Shareholder Proposals

Rule 14a-8 Proposals for Our 2010 Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, a shareholder proposal submitted for inclusion in our proxy statement for the 2011 Annual Meeting must be received by December 6, 2010. However, pursuant to such rule, if the 2010 Annual Meeting is held on a date that is before April 19, 2011 or after June 18, 2011, then a shareholder proposal submitted for inclusion in our proxy statement for the 2011 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2011 Annual Meeting.

Shareholder Proposals of Business

Under our bylaws which will be in effect for the 2010 Annual Meeting, a shareholder is eligible to submit a shareholder proposal of business (other than nominations of directors, the procedures for which are described below) at an annual meeting outside the processes of Rule 14a-8 if the shareholder is (1) of record based on the record date for determining shareholders entitled to vote at the annual meeting and (2) of record on the date the shareholder gives notice of the proposal to our Corporate Secretary. In addition, the proposal must be a proper matter for shareholder action under Georgia law and the shareholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2011 Annual Meeting between January 19, 2011 and February 18, 2011, provided however, if and only if the 2011 Annual Meeting is not scheduled to be held between April 24, 2011 and June 13, 2011, such shareholder’s notice must be delivered to our Corporate Secretary by the tenth day following the day on which the date of the 2011 Annual Meeting is publicly disclosed or notice of the 2011 Annual Meeting is mailed, whichever occurs first. The advance notice of the proposal must contain certain information specified in our bylaws, including information concerning the proposal and the shareholder proponent, and the shareholder must update and supplement that information as of, and within five days of, the record date for the 2011 Annual Meeting. The foregoing description is only a summary of the requirements of our bylaws. Shareholders intending to submit a proposal of business at the 2011 Annual Meeting outside the processes of Rule 14a-8 must comply with the provisions specified in our bylaws, as amended and restated effective June 9, 2009, which were filed with the SEC as an exhibit to a Form 8-K on February 11, 2009.

Shareholder Nominations of Directors

Shareholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee by complying with the eligibility, advance notice and other provisions of our bylaws. Under our bylaws which will be in effect for the 2011 Annual Meeting, a shareholder is eligible to submit a shareholder nomination of directors at an annual meeting if the shareholder is (1) of record based on the record date for determining shareholders entitled to vote at the annual meeting and (2) of record on the date the shareholder gives notice of the nomination to our Corporate Secretary. The shareholder also must provide timely notice of the nomination in writing to our Corporate Secretary. To be timely under our bylaws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2011 Annual Meeting between January 19, 2011 and February 18, 2011, provided however, if and only if the 2011 Annual Meeting is not scheduled to be held between April 24, 2011 and June 13, 2011, such shareholder’s notice must be delivered to our Corporate Secretary by the tenth day following the day on which the date of the 2011 Annual Meeting is publicly disclosed or notice of the date of the 2011 Annual Meeting is mailed, whichever occurs first. The advance notice of the nomination must contain certain information specified in our bylaws, including information concerning the nominee and the shareholder proponent, and the shareholder must update and supplement that information as of, and within five days of, the record date for the 2011 Annual Meeting. The foregoing description is only a summary of the requirements of our bylaws. Shareholders intending to submit a nomination for the 2011 Annual Meeting must comply with the provisions specified in our bylaws, as amended and restated effective June 9, 2009, which were filed with the SEC as an exhibit to a Form 8-K on February 11, 2009.

Contact Information

Shareholder proposals should be sent to:

Post Properties, Inc.

One Riverside

4401 Northside Parkway, Suite 800

Atlanta, Georgia 30327-3057

Attention: Corporate Secretary

Householding

As permitted by the Exchange Act, only one copy of the Notice of Internet Availability of Proxy Materials or of this Proxy Statement is being delivered to shareholders residing at the same address unless such shareholders have notified us of their desire to receive multiple copies. Upon oral or written request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or of this Proxy Statement, as applicable, to any shareholder residing at an address to which only one copy was mailed. Shareholders who participate in householding will continue to be able to separately vote their proxy. Also, householding will not in any way affect dividend check mailings.

Shareholders residing at the same address and currently receiving only one copy of the Notice of Internet Availability of Proxy Materials or of this Proxy Statement may contact us to request multiple copies in the future, and shareholders residing at the same address and currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials or of this Proxy Statement may contact us to request a single copy in the future. All such requests should be directed to our Corporate Secretary by mail to Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia, 30327-3057, or by phone at (404) 846-5000.

The board of directors knows of no other matters to be brought before the Annual Meeting.

By Order of the Board of Directors,

Sherry W. Cohen

Executive Vice President and Corporate Secretary

Atlanta, Georgia

April 5, 2010

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 19, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/PPS2010 • Follow the steps outlined on the secured website.

Vote by telephone

  •  Call toll free 1-800-652-VOTE (8683) within the USA,

     US territories & Canada any time on a touch tone

     telephone. There is NO CHARGE to you for the call.

  •  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors:	For	Withhold				For	Withhold		For	Withhold	+
01 - Robert C. Goddard, III	☐	☐	02 - Douglas Crocker II			☐	☐	03 - David P. Stockert	☐	☐
04 - Herschel M. Bloom	☐	☐	05 -Walter M. Deriso, Jr.			☐	☐	06 - Russell R. French	☐	☐
07 - Dale Anne Reiss	☐	☐	08 - Stella F. Thayer			☐	☐	09 - Ronald de Waal	☐	☐

			For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accountants for 2010.			☐	☐	☐	3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name or names appear hereon. For more than one owner, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If submitted by a partnership, please sign in the partnership’s name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Post Properties, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 19, 2010

The undersigned hereby appoints David P. Stockert and Sherry W. Cohen, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Post Properties, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders, or at any adjournment or postponement thereof. The Annual Meeting will be held on May 19, 2010, at 9:00 a.m., local time, at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, and will vote on the matters described in both and upon any other business that may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND, IN THE DISCRETION OF MR. STOCKERT AND/OR MS. COHEN, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE VALIDITY OF THIS PROXY IS GOVERNED BY THE LAWS OF THE STATE OF GEORGIA. THIS PROXY DOES NOT REVOKE ANY PRIOR POWERS OF ATTORNEY EXCEPT FOR PRIOR PROXIES GIVEN IN CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.